Exhibit 10.12

CONSIGNMENT AGREEMENT

CONSIGNMENT AGREEMENT, dated as of December 20, 2018 (“Agreement”), by and between HSBC BANK USA, NATIONAL ASSOCIATION, a bank organized under the laws of the United States with offices located at 452 Fifth Avenue, New York, New York 10018 (“HSBC”), and QUALITY GOLD, INC., an Ohio corporation with a place of business at 500 Quality Boulevard, Fairfield, Ohio 45014 (“Quality Gold”) and MTM, INC., a Delaware corporation with a place of business at 115 West 30th Street, New York, New York 10001-4010 (“MTM”) (Quality Gold and MTM are hereinafter sometimes collectively referred to herein as the “Companies” and individually as a “Company”).

W I T N E S S E T H:

WHEREAS, the Companies have requested that HSBC consign Precious Metal and extend a Precious Metal forward contacts facility to the Companies as hereinafter provided; and

NOW, THEREFORE, in consideration of these premises and of the mutual promises hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                  DEFINITIONS.

When used herein, the terms set forth below shall be defined as follows:

1.1.            “Affiliate” means singly and collectively, any Person (including a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with a Company, and the legal representative, successor or assign of any such Person. For purposes of this definition, (a) a Person shall be deemed to be in “control of a Company if the Person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of a Company, or (ii) direct or cause the direction of the management and policies of a Company whether by contract or otherwise; (b) a Person shall be deemed to be “controlled by” a Company if a Company possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and (c) a Person shall be deemed to be under common control with a Company if any Person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person and a Company, or (ii) direct or cause the direction of the management and policies of such Person and a Company whether by contract or otherwise.

1.2.            “Approved Memo Program” means a program whereby Finished Goods Inventory is delivered on memo by the Companies to a Person who has been approved by HSBC in writing, and with whom, in all cases, the Companies have a written consignment or memo agreement in form and for locations in the United States satisfactory to HSBC (which agreements shall provide that upon delivery of Inventory to a Person, such Person shall bear the entire risk of loss, or destruction to the Inventory) and which the Companies designate as a consignment sale pursuant to a “memo” invoice which may include, but is not limited to, an invoice which evidences:

(a)               that goods have been shipped to a customer, who is then billed periodically for goods actually sold, or

(b)               that goods are part of a base inventory maintenance and are billed only when replaced to maintain base inventory levels, and where such goods may be returned;

provided that (i) in all cases the Companies and the consignee thereof shall have properly filed and perfected UCC financing statements on Inventory containing Precious Metal; and (ii) the Companies shall have delivered evidence, satisfactory to HSBC, that notice of such consignment has been given to the secured inventory lenders of the consignee in accordance with the Uniform Commercial Code in effect in such jurisdiction. Attached hereto as Exhibit C is a list of vendors included in the Approved Memo Program on the date hereof.

1.3.            “Approved On-Premises Locations” means the Premises of the Companies listed in Exhibit D) attached hereto.

1.4.            “Authorized Representatives” means all person(s) who are authorized by and on behalf of the Companies under this Agreement, including, without limitation, (a) to transact consignment and purchase and sale transactions with HSBC under the Consignment Facility; and (b) to request, and to roll over, Fixed Rate Consignments (as defined in Exhibit B attached hereto) under the Consignment Facility; (c) to enter into Forward Contracts with HSBC under the Forward Contract Facility; and (d) generally to bind the undersigned in any and all transactions by and between HSBC and the Companies.

1.5.            “Borrowing Base Report” means a monthly Inventory report, including a designation of Inventory by location, in a form acceptable to HSBC, as modified from time to time.

1.6.            “Business Day” means a day on which commercial banks settle payments in New York.

1.7.            “Companies” means Quality Gold and MTM.

1.8.            “Companies’ Address” means 500 Quality Boulevard, Fairfield, Ohio 45014, in the case of Quality Gold, and 115 West 30th Street, New York, New York 10001-4010, in the case of MTM.

1.9.            “Consigned Precious Metal” means Precious Metal which has been consigned to the Companies pursuant to the Consignment Facility.

1.10.          “Consignment Facility” means the facility under Paragraph 2.1 hereof, whereby the Companies may request consignments of Precious Metal from HSBC.

1.11.          “Consignment Facility Indebtedness” means the sum of (a) the Gold Consignment Facility Indebtedness, plus (b) the Silver Consignment Facility Indebtedness, plus the Platinum Consignment Facility Indebtedness, plus the Palladium Consignment Facility Indebtedness.

1.12.          “Consignment Limit” means Sixty-Five Million Dollars ($65,000,000).

1.13.          “Credit Agreement” means that certain Credit Agreement, as the same may be amended or restated from time to time, pursuant to which the Lender has extended a credit facility to the Companies, provided that if the Companies are no longer a party to the Credit Agreement while this Agreement remains in effect, the terms of the Credit Agreement in effect on the date that the Credit Agreement terminated, or that the Companies ceased to be a party, shall continue to apply for purposes of this Agreement and all references herein to the Credit Agreement and all provisions of the Credit Agreement incorporated by reference shall refer to, and incorporate, provisions of the Credit Agreement in effect on the date that the Credit Agreement terminated or the Companies ceased to be a party thereto.

1.14.          “Eligible Inventory” means the Inventory of the Companies (including Consigned Precious Metal), which is acceptable to HSBC in its sole discretion in all respects and which satisfies all of the following:

(a)                the Inventory is saleable through normal trade channels;

(b)               the Inventory is owned by the Companies or is Consigned Precious Metal;

(c)               the Inventory contains Precious Metal which is tracked by weight in the Companies’ records, including in the Companies’ perpetual inventory system;

(d)               the Inventory is not Returned Inventory;

(e)               the Inventory is not subject to any lien or security interest not expressly permitted by this Consignment Agreement;

(f)                the Inventory is not on consignment to any Person;

(g)               the Inventory is not on consignment from any Person other than HSBC;

(h)               the Inventory does not contain customer toll-in Precious Metal;

(i)                 the Inventory is not of a class or type which HSBC, in its sole discretion, shall have notified the Companies is not to be included in Eligible Inventory;

(j)                 the Inventory is insured to HSBC’s satisfaction; and

(k)               the Inventory has been made available to HSBC for inspection and has been acceptable to HSBC after such inspection, if any.

1.15.        “Eligible Memo Inventory” means Gold, Silver, Platinum and Palladium contained in Finished Goods Inventory which meet all of the requirements of the definition of “Eligible Inventory” except that it is on consignment or memo by the Companies to a Person as part of an Approved Memo Program but shall exclude all in transit Finished Goods Inventory.

1.16.          “Eligible On-Premises Inventory” means Eligible Inventory located at Approved On-Premises Locations.

1.17.         “Event of Default” means each and every event specified in Paragraph 9.1 of this Agreement.

1.18.        “Financial Statements” means the audited balance sheets of the Companies as at March 31, 2017 and March 31, 2018 and the audited statements of income and retained earnings of the Companies for the years ended on such dates prepared and certified by independent certified public accountants.

1.19.        “Finished Goods Inventory” means Eligible Inventory consisting of finished goods which are held for sale and which are saleable through normal trade channels, excluding raw materials, work in progress or materials used or consumed in business.

1.20.        “Fiscal Year” means the year ending March 31st.

1.21.        “Forward Contract” means the agreement of the Companies to buy, and HSBC to sell, Precious Metal on a spot or forward contract basis or the agreement of HSBC to buy, and the Companies to sell, Precious Metal on a forward contract basis or spot basis, together with any option, margin, swap, collar or other hedging agreement with respect to Precious Metal.

1.22.         “Forward Contract Facility” means the facility under Paragraph 3 hereof whereby the Companies may enter into Forward Contracts.

1.23.         “Forward Contract Indebtedness” means the face amount of all outstanding Forward Contracts.

1.24.         “Forward Contract Limit” means Fifteen Million Dollars ($15,000,000).

1.25.         “GAAP” means generally accepted accounting principles consistently applied. In all cases where it states in this Agreement that financial calculations or accounting and financial terms are to be determined in accordance with GAAP, such financial calculations and financial and accounting terms shall be determined in accordance with GAAP.

1.26.         “Gold” means gold bullion, having a minimum degree of fineness of ninety-nine and 95/100 percent (99.95%) or being of such quality and in such form as agreed upon by HSBC and the Companies.

1.27.         “Gold Consignment Facility Indebtedness” means the Value of all outstanding Gold consigned to the Companies under the Consignment Facility (it being understood that all Gold consigned to the Companies by HSBC shall be deemed to be outstanding on consignment until paid for in full in accordance herewith).

1.28.         “Gold Consignment Formula” means the sum of:

(a)               ninety-five percent (95%) of the Value of Gold contained in Eligible On-Premises Inventory; plus

(b)               forty percent (40%) of the Value of Gold in Eligible Memo Inventory.

The foregoing definition of “Gold Consignment Formula” shall remain in effect until amended by HSBC in its sole discretion based upon further examination of the Companies Inventory and financial condition.

1.29.        “Gold Consignment Limit” means the lesser of:

(a)               the Consignment Limit minus the sum of (i) the Silver Consignment Facility Indebtedness; plus (ii) the Platinum Consignment Facility Indebtedness; plus (iii) the Palladium Consignment Facility Indebtedness; and

(b)               the Gold Consignment Formula.

1.30.        “Guarantors” means Gold Limited Liability Company, a California limited liability company; Gold/Gold/Gold, Inc., a California corporation; LogoArt LLC, a Kentucky limited liability company; QGM, LLC, an Ohio limited liability company; QG Refining, LLC, an Ohio limited liability company; J&M Group Holdings, Inc., a Delaware corporation; and J&M Group Holdings Italy, LLC, an Ohio corporation.

1.31.        “Guaranty Agreement” means that certain Guaranty Agreement of the Guarantors in favor of HSBC dated on or about the date hereof whereby the Guarantors have jointly and severally guaranteed the payment and performance of the Obligations.

1.32.        “HSBC” means HSBC Bank USA, National Association.

1.33.        “HSBC’s Address” means 452 Fifth Avenue, New York, New York 10018.

1.34.        “Indebtedness” means, as to the Companies, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, without limitation, all indebtedness incurred as the consignee of goods under consignment facilities whether or not, in accordance with GAAP, such consignment facilities should be reflected on the Companies’ balance sheet.

1.35.        “Inventory” means all inventory (as defined in Section 9-102(48) of the Uniform Commercial. Code), goods, merchandise and other personal property, wherever located, now owned or hereafter acquired or acquired on consignment which are held for sale or lease, or furnished or to be furnished under any contract of service or are raw materials, work in process, supplies or materials used or consumed in business, and all products thereof, and substitutions, replacements, additions or accessions thereto, all cash or non-cash proceeds of all of the foregoing including insurance proceeds.

1.36.        “Intercreditor Agreement” means that certain Intercreditor Agreement entered into by HSBC and the Lender dated as of the date hereof, as amended from time to time.

1.37.        “LBMA” means the London Bullion Market Association.

1.38.        “Lender” means PNC Bank, National Association.

1.39.        “London Banking Day” means any day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

1.40.        “MTM” means MTM, Inc., a Delaware corporation.

1.41.        “Metals Payment” means, for any Precious Metal:

(a)               the Companies’ payment at HSBC’s Address or such other place as HSBC may from time to time specify in writing in the form of immediately available United States dollars in an amount equal to the Value of such Precious Metal on the date of such payment (or, if the Companies had previously provided notice to HSBC by telephone or telecopier or online through the Evolve program of their intention to purchase or settle such Precious Metal on a particular date and HSBC had fixed the Value of such Precious Metal or otherwise acted in reliance on such notice, and at HSBC’s election, the Value of such Precious Metal on the date of fix of Value or other action), plus any applicable premium, or any other purchase price to which the parties have agreed in writing; or

(b)               after notice y telephone or telecopier or online through the Evolve program, and agreement to the same by, HSBC, delivery of like Precious Metal delivered to HSBC’s designated pool accounts, loco London or through a recognized third party acceptable to HSBC; or

(c)               upon termination of the Consignment Facility, whether as a result of demand by HSBC or the occurrence of an Event of Default, after notice by telephone or telecopier or online through the Evolve program, delivery of like Precious Metal to HSBC through a recognized third party acceptable to HSBC.

1.42.        “Obligations” means any and all Indebtedness, obligations and liabilities of the Companies to HSBC of every kind and description, direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, under this Agreement including, without limitation, all indebtedness and obligations of the Companies under the Consignment Facility and the Forward Contract Facility and all products and services provided to the Borrowers by HSBC including cash management, foreign exchange and other treasury products and services; all costs for which the Companies are responsible as a result of any hedging arrangements entered into by HSBC pursuant to Paragraph 9.2 hereof, any indebtedness which HSBC may have obtained by purchase, negotiation, discount, assignment or otherwise; and all interest, taxes, fees, charges, expenses and attorneys’ fees chargeable to the Companies or incurred by HSBC hereunder, or any other document or instrument delivered pursuant to or as a supplement hereto.

1.43.        “Obligor” means each of the Companies, the Guarantors, or any other Person indebted to HSBC for the Obligations.

1.44.        “Palladium” means palladium plate or sponge, having a fineness of not less than ninety-nine and 95/100 percent (99.95%) or being of such quality and in such form as agreed upon by HSBC and the Companies.

1.45.        “Palladium Consignment Facility Indebtedness” means the Value of all outstanding Palladium consigned to the Companies under the Consignment Facility (it being understood that all Palladium consigned to the Companies by HSBC shall be deemed to be outstanding on consignment until paid for in full in accordance herewith).

1.46.        “Palladium Consignment Formula” means the sum of:

(a)               eighty-five percent (85%) of the Value of Palladium contained in Eligible On-Premises Inventory; plus p

(b)               forty percent (40%) of the Value of Palladium in Eligible Memo Inventory.

The foregoing definition of “Palladium Consignment Formula” shall remain in effect until amended by HSBC in its sole discretion based upon further examination of the Companies Inventory and financial condition.

1.47.        “Palladium Consignment Limit” means the lesser of:

(a)               the Consignment Limit minus the sum of (i) the Gold Consignment Facility Indebtedness; plus (b) the Silver Consignment Facility Indebtedness; plus (c) the Platinum Consignment Facility Indebtedness.

(b)               the Palladium Consignment Formula.

1.48.        “Permitted Liens” means, so long as execution thereon has been stayed:

(a)               liens in favor of HSBC;

(b)               liens in favor of the Lender;

(c)               liens consented to by HSBC in writing;

(d)               existing liens set forth or described on Exhibit E attached hereto and made a part hereof; and

(e)               carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, bailee’s or other like liens arising in the ordinary course of business or other liens arising through the operation of law.

1.49.        “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization.

1.50.        “Platinum” means platinum plate or sponge, having a fineness of not less than ninety-nine and 95/100 percent (99.95%) or being of such quality and in such form as agreed upon by HSBC and the Companies.

1.51.        “Platinum Consignment Facility Indebtedness” means the Value of all outstanding Platinum consigned to the Companies under the Consignment Facility (it being understood that all Platinum consigned to the Companies by HSBC shall be deemed to be outstanding on consignment until paid for in full in accordance herewith).

1.52.        “Platinum Consignment Formula” means the sum of:

(a)               eighty-five percent (85%) of the Value of Platinum contained in Eligible On-Premises Inventory; plus

(b)               forty percent (40%) of the Value of Platinum in Eligible Memo Inventory.

The foregoing definition of “Platinum Consignment Formula” shall remain in effect until amended by HSBC in its sole discretion based upon further examination of the Companies Inventory and financial condition.

1.53.        “Platinum Consignment Limit” means the lesser of:

(a)               the Consignment Limit minus the sum of (i) the Gold Consignment Facility Indebtedness; plus (b) the Silver Consignment Facility Indebtedness; plus (c) the Palladium Consignment Facility Indebtedness.

(b)               the Platinum Consignment Formula.

1.54.        “Precious Metal” means Gold, Silver, Platinum and Palladium.

1.55.        “Premises” means any real estate owned, used or leased by the Companies or the Guarantors.

1.56.        “Quality Gold” means Quality Gold, Inc., an Ohio corporation.

1.57.        “Regulatory Change” means, after the date hereof, the introduction of any new, or any change in existing, applicable laws, rules or regulations or in the interpretation or administration thereof by any court or governmental authority charged with the interpretation or administration thereof, or compliance by HSBC with any new request or directive by any such court or authority (whether or not having the force of law).

1.58.        “Returned Inventory” shall mean Inventory which is sold by the Companies prior to the Triggering Date (as defined in the Intercreditor Agreement), but not paid for, and which is returned to the Companies after the Triggering Date.

1.59.        “Security Agreements” means (a) that certain Security Agreement of the Companies, dated on or about the date hereof, in favor of HSBC, which secures the payment and performance of the Obligations; and (b) that certain Security Agreement of the Guarantors, dated on or about the date hereof, in favor of HSBC, which secures the payment and performance of the Guaranty Agreement.

1.60.        “Security Documents” means the Security Agreements, the Guaranty Agreement, any and all UCC financing statements evidencing present or future security interests which are collateral for the Obligations, insurance policies on any collateral for the Obligations, all as same may be amended, such agreements and documents being dated on or about the date hereof, and any and all other documents, instruments or agreements now or hereafter securing or providing collateral for the Obligations and all agreements and instruments delivered in connection therewith.

1.61.        “Silver” means silver bullion, having a minimum degree of fineness of ninety-nine and 90/100 percent (99.90%) or being of such quality and in such form as agreed upon by HSBC and the Companies.

1.62.        “Silver Consignment Facility Indebtedness” means the Value of all outstanding Silver consigned to the Companies under the Consignment Facility (it being understood that all Silver consigned to the Companies by HSBC shall be deemed to be outstanding on consignment until paid for in full in accordance herewith).

1.63.        “Silver Consignment Formula” means the sum of:

(a)               Ninety-five percent (95%) of the Value of Silver contained in Eligible On-Premises Inventory; plus

(b)               forty percent (40%) of the Value of Silver in Eligible Memo Inventory.

The foregoing definition of “Silver Consignment Formula” shall remain in effect until amended by HSBC in its sole discretion based upon further examination of the Companies Inventory and financial condition.

1.64.        “Silver Consignment Limit” means the lesser of:

(a)               the Consignment Limit minus the sum of (i) the Gold Consignment Facility Indebtedness; plus (b) the Platinum Consignment Facility Indebtedness; plus (c) the Palladium Consignment Facility Indebtedness.

(b)               the Silver Consignment Formula.

1.65.        “Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding voting rights of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Companies or of any of their direct or indirect Subsidiaries

1.66.        “Subordinated Indebtedness” means Indebtedness of the Companies which is subordinated in writing to all indebtedness of the Companies to HSBC on terms satisfactory to HSBC.

1.67.        “Transaction Documents” means this Agreement and the Security Documents.

1.68.        “Value” means the value of Precious Metal, determined at any date, for Gold, Palladium, Platinum and Silver, by the afternoon LBMA Gold price, the afternoon LBMA Palladium Price, the afternoon LBMA Platinum Price and the LBMA Silver Price, as applicable, on such date; provided, however, that (a) if no such reference price is set on such date, the last such set price shall be deemed to apply; and (b) if the setting of such reference price is discontinued or for any reason not available to HSBC for reference as to any Precious Metal, HSBC at its option may utilize any other recognized reference price or mechanism to determine the value of such Precious Metal on such date and shall notify the Companies of the same.

To the extent not defined in this Agreement, unless the context otherwise requires, accounting and financial terms used in this Agreement shall have the meanings attributed to them by GAAP, and all other terms contained in this Agreement shall have the meanings attributed to them by Article 9 of the Uniform Commercial Code in force in the State of New York, as of the date hereof to the extent the same are used or defined therein.

2.                  CONSIGNMENT FACILITY

2.1.            Consigned Precious Metal.

(a)               Subject to the terms and conditions herein set forth and provided that no Event of Default shall have occurred and is then continuing, on any Business Day during the period from the date hereof until the termination of this Agreement, the Companies may from time to time request consignments of Precious Metal under the Consignment Facility and HSBC may in, its sole discretion, consign Precious Metal to the Companies on such terms as provided hereunder or as otherwise may be agreed in writing by HSBC and the Companies provided, however, at no time shall:

(i)	the Consignment Facility Indebtedness exceed the Consignment Limit;

(ii)	Gold Consignment Facility Indebtedness exceed the Gold Consignment Limit;

(iii)	the Silver Consignment Facility Indebtedness exceed the Silver Consignment Limit;

(iv)	the Platinum Consignment Facility Indebtedness exceed the Platinum Consignment Limit; or

(v)	the Palladium Consignment Facility Indebtedness exceed the Palladium Consignment Limit.

(b)               HSBC shall have the right to establish reserves in such amounts, and with respect to such matters, as HSBC shall deem necessary or appropriate, in its reasonable judgment, in calculating the Gold Consignment Formula, the Silver Consignment Formula, the Platinum Consignment Formula and the Palladium Consignment Formula.

(c)               The parties hereto agree that all transactions between HSBC and the Companies, including without limitation all such transactions in Precious Metal, shall be in accordance with, governed by, and subject to Exhibit B attached hereto, the terms of which are incorporated into the Agreement by reference.

2.2.            Maintenance of Consignment Limits.

(a)               If the Gold Consignment Facility Indebtedness at any time exceeds the Gold Consignment Limit at a time when the Consignment Facility has not been terminated, the Companies shall promptly, without further notice or demand by HSBC, deliver to HSBC, at its designated pool accounts, loco London or through a recognized third party acceptable to HSBC, Gold having an aggregate Value sufficient to result in the remaining Gold Consignment Facility Indebtedness being not more than the Gold Consignment Limit or, in the alternative, make payment to HSBC, as provided in Paragraph 2.4 of Exhibit B, for consigned Gold having an aggregate Value sufficient to result in the remaining Gold. Consignment Facility Indebtedness being not more than the Gold Consignment Limit.

(b)               If the Silver Consignment Facility Indebtedness at any time exceeds the Silver Consignment Limit at a time when the Consignment Facility has not been terminated, the Companies shall promptly, without further notice or demand by HSBC, deliver to HSBC, at its designated pool accounts, loco London or through a recognized third party acceptable to HSBC, Silver having an aggregate Value sufficient to result in the remaining Silver Consignment Facility Indebtedness being not more than the Silver Consignment Limit or, in the alternative, make payment to HSBC, as provided in Paragraph 2.4 of Exhibit B, for consigned Silver having an aggregate Value sufficient to result in the remaining Silver Consignment Facility Indebtedness being not more than the Silver Consignment Limit.

(c)               If the Platinum Consignment Facility Indebtedness at any time exceeds the Platinum Consignment Limit at a time when the Consignment Facility has not been terminated, the Companies shall promptly, without further notice or demand by HSBC, deliver to HSBC, at its designated pool accounts, loco London or through a recognized third party acceptable to HSBC, Platinum having an aggregate Value sufficient to result in the remaining Platinum Consignment Facility Indebtedness being not more than the Platinum Consignment Limit or, in the alternative, make payment to HSBC, as provided in Paragraph 2.4 of Exhibit B, for consigned Platinum having an aggregate Value sufficient to result in the remaining Platinum Consignment Facility Indebtedness being not more than the Platinum Consignment Limit.

(d)               If the Palladium Consignment Facility Indebtedness at any time exceeds the Palladium Consignment Limit at a time when the Consignment Facility has not been terminated, the Companies shall promptly, without further notice or demand by HSBC, deliver to HSBC, at its designated pool accounts, loco London or through a recognized third party acceptable to HSBC, Palladium having an aggregate Value sufficient to result in the remaining Palladium Consignment Facility Indebtedness being not more than the Palladium Consignment Limit or, in the alternative, make payment to HSBC, as provided in Paragraph 2.4 of Exhibit B, for consigned Palladium having an aggregate Value sufficient to result in the remaining Palladium Consignment Facility Indebtedness being not more than the Palladium Consignment Limit.

2.3.            True Consignment; Grant of Security Interest.

(a)               The parties hereto intend that this Agreement shall provide for a true consignment and that all transactions hereunder shall constitute true consignments of the Consigned Precious Metal.

(b)               As security for the prompt and unconditional payment and performance of any and all Obligations, whether now existing or hereafter incurred, the Companies hereby grant to HSBC a continuing lien upon and security interest in, and does hereby pledge, assign and transfer to HSBC, a continuing security interest in (i) the Consigned Precious Metal from time to time delivered hereunder by HSBC, whether now existing or hereafter arising, (ii) all Precious Metal of the Companies, whether now existing or hereafter arising, and (iii) all proceeds and products of the foregoing. Nothing contained in the foregoing grant is intended to conflict with the true consignment nature of this Agreement with respect to the Consigned Precious Metal. The foregoing grant is supplementary to, and not in replacement of, any other lien or security interest securing the Obligations.

2.4.            Termination; Return of Consigned Precious Metal.

(a)               Subject to the provisions of subparagraph (c) hereof, ALL CONSIGNMENT FACILITY INDEBTEDNESS AND ALL OTHER SUMS OUTSTANDING UNDER THE CONSIGNMENT FACILITY SHALL BE DUE AND PAYABLE UPON THE EARLIER OF (I) THIRTY (30) DAYS AFTER WRITTEN DEMAND AND THE TERMINATION OF THE CONSIGNMENT FACILITY BY HSBC HEREUNDER, OR (II) IMMEDIATELY UPON THE OCCURRENCE OF AN EVENT OF DEFAULT AND THE TERMINATION OF THE CONSIGNMENT FACILITY BY HSBC. In the absence of an Event of Default, HSBC may make demand and terminate the Consignment Facility at any time by sending thirty (30) days prior written notice thereof to the Companies. Upon giving of such notice or at any time thereafter, HSBC may, in accordance with its rights under Paragraph 2.1(a) hereof, elect not to consign or deliver Precious Metal hereunder or roll over Fixed Rate Consignments. Upon termination of the Consignment Facility, whether as a result of demand by HSBC or the occurrence of an Event of Default, HSBC may credit any amounts then held by it to reduce the Obligations in accordance with the provisions hereof. Termination of the Consignment Facility shall not affect the Companies’ duty to pay and perform their obligations to HSBC under the Consignment Facility in full. Notwithstanding termination, until all Obligations have been indefeasibly paid in full, all terms and conditions of this Agreement shall remain in full force and effect except that HSBC shall not consign additional Precious Metal to the Companies hereunder.

(b)              Upon termination of the Consignment Facility, whether as a result of demand by HSBC or the occurrence of an Event of Default, the Companies shall immediately upon the effective date of termination make Metals Payment for all Consigned Precious Metal theretofore consigned but for which Metals Payment in full has not been made.

(c)               In addition to the provisions of subparagraph (a) hereof, HSBC agrees that it will give the Companies at least ninety (90) prior days’ prior written notice if it is terminating the Consignment Facility because HSBC has elected to exit the business of extending precious metals consignments to the jewelry industry. In the absence of an Event of Default hereunder, ALL CONSIGNMENT FACILITY INDEBTEDNESS AND ALL SUMS OUTSTANDING UNDER THE CONSIGNMENT FACILITY SHALL BE DUE AND PAYABLE NINETY (90) DAYS AFTER HSBC GIVES NOTICE TO THE COMPANIES THAT IT IS EXITING THE BUSINESS OF EXTENDING PRECIOUS METALS CONSIGNMENTS TO THE JEWELRY INDUSTRY AND, AS RESULT, TERMINATING THE CONSIGNMENT Facility

3.                  FORWARD CONTRACT FACILITY.

3.1.            Forward Contracts.

(a)               The Companies may from time to time request that HSBC enter into Forward Contracts with the Companies and HSBC may, in its sole discretion, enter into Forward Contracts with the Companies in form and substance, and on terms, satisfactory to HSBC in its sole discretion, so long as (a) no Event of Default has occurred and is continuing; and (b) the Forward Contract Indebtedness does not exceed at any time the Forward Contract Limit. Unless otherwise agreed by HSBC, no Forward Contract shall have a maturity in excess of one hundred eighty (180) days.

3.2.            Interest.

The unpaid principal balance of all Forward Contracts will bear interest as agreed upon by HSBC and the Companies from time to time. Interest shall be calculated on the basis of a 360-day year counting the actual number of days elapsed.

3.3.            Payments.

(a)               All payments shall be made by the Companies at the office of HSBC herein set forth or such other place as HSBC may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

(b)               All payments of the Forward Contract Indebtedness shall be applied first to the payment of all fees, expenses and other amounts due to HSBC, then to accrued interest and the balance on account of outstanding principal; provided, however. that after the occurrence of an Event of Default, such payments will be applied to the obligations of the Companies to HSBC as HSBC determines in its sole discretion.

(c)               If an Event of Default has occurred and is continuing, HSBC shall be entitled to close-out and liquidate all, but not less than all, outstanding Forward Contracts (except to the extent that in the good faith opinion of HSBC certain of such Forward Contracts may not be closed-out and liquidated under applicable law), by notice to the Companies (the date such notice is effective, the “Close-Out Date”). Where such close-out and liquidation is to be effected, it shall be effected by closing out each outstanding Forward Contract (including any such Forward Contract which has not been performed and in respect of which the performance date is on or precedes the Close-Out Date) so that each such Forward Contract is canceled, and HSBC shall calculate in good faith and in a commercially reasonable manner the aggregate termination amounts required to be paid by the Companies or HSBC, as the case may be, to the other party.

3.4.            Late Fee

If the entire amount of a required principal and/or interest payment of a Forward Contract is not paid in full within ten (10) Business Days after the same is due, the Companies shall pay to HSBC by bank wire, a late fee equal to five percent (5%) of the required payment, to the extent permitted by law.

3.5.            Default Interest Rate.

Upon default (whether or not HSBC has accelerated payment hereof), or after maturity or after judgment has been rendered hereon, the Companies’ right to select pricing options shall cease and the unpaid amount due hereunder shall, at the option of HSBC, bear interest at a rate which is four (4) percentage points per annum greater than that which would otherwise be applicable.

3.6.            Payments.

The Companies hereby authorize IISBC to charge the Companies’ Account, at any time and from time to time, for the purpose of paying any amounts which are at any time payable by the Companies under Paragraph 3.

3.7.            Termination of Forward Contract Facility

(a)               Subject to the provisions of subparagraph (b) hereof, ALL SUMS OUTSTANDING UNDER THE FORWARD CONTRACT FACILITY SHALL BE DUE AND PAYABLE UPON THE EARLIER OF (I) THIRTY (30) DAYS AFTER WRITTEN DEMAND AND THE TERMINATION OF THE FORWARD CONTRACT FACILITY BY HSBC HEREUNDER, OR (II) THE OCCURRENCE OF AN EVENT OF DEFAULT AND THE TERMINATION OF THE CONSIGNMENT FACILITY BY HSBC. In the absence of an Event of Default, HSBC may make demand and terminate the Forward Contract Facility at any time by sending thirty (30) days prior written notice thereof to the Companies. Upon giving of such notice or at any time thereafter, HSBC may, at its option, elect not to enter into, or roll over, Forward Contacts in accordance with its rights under Paragraph 3.1(a) hereof Upon termination of the Forward Contract Facility, whether as a result of demand by HSBC or the occurrence of an Event of Default, HSBC may credit any amounts then held by it to reduce the Obligations in accordance with the provisions hereof. Termination of the Forward Contract Facility shall not affect the Companies’ duty to pay and perform its obligations to HSBC under the Forward Contract Facility in full. Notwithstanding termination, until all Obligations have been indefeasibly paid in full, all terms and conditions of this Agreement shall remain in full force and effect except that HSBC shall not enter into Forward Contract with the Companies hereunder.

(b)               In addition to the provisions of subparagraph (a) hereof, HSBC agrees that it will give the Companies at least ninety (90) prior days’ prior written notice if it is terminating the Forward Contract Facility because HSBC has elected to exit the business of extending precious metals consignments to the jewelry industry. In the absence of an Event of Default hereunder, ALL FORWARD CONTRACT FACILITY INDEBTEDNESS AND ALL SUMS OUTSTANDING UNDER THE FORWARD CONTRACT FACILITY SHALL BE DUE AND PAYABLE NINETY (90) DAYS AFTER HSBC GIVES NOTICE TO THE COMPANIES THAT IT IS EXITING THE BUSINESS OF EXTENDING PRECIOUS METALS CONSIGNMENTS TO THE JEWELRY INDUSTRY AND, AS RESULT, TERMINATING THE FORWARD CONTRACT FACILITY.

4.                  AUTHORIZED REPRESENTATIVES.

The Companies shall deliver to HSBC a certificate or letter certifying to HSBC the name(s) of all Authorized Representatives, in the form attached hereto as Exhibit A. HSBC may conclusively rely on such certificates or letters until it shall receive further certificate in form acceptable to HSBC canceling or amending the prior list of Authorized Representatives. Any person identifying himself or herself as an Authorized Representative of the Companies shall have the right to effect transactions under the Consignment Facility and the Forward Contract Facility. HSBC shall have no responsibility or obligation to ascertain whether the person is in fact the Authorized Representative which he or she claims to be or is, in fact, authorized to effect the transaction. At its option, HSBC may verify any telephonic or telegraphic request for a transaction by calling an Authorized Representative, and where more than one Authorized Representative is so authorized, by calling an Authorized Representative or other individual other than the caller or the individual initiating the transaction. The Companies authorize HSBC at its option to record electronically all telephonic requests for transactions that HSBC may receive from the Companies or any other person purporting to act on behalf of the Companies.

5.                  CONDITIONS.

5.1.            Conditions to Consignments.

The ability of the Companies to request a consignment of Precious Metal or a Forward Contract hereunder is subject to the following conditions precedent:

(a)               The representations and warranties set forth in Paragraph 7 hereof shall be true and correct on and as of the date hereof and the date each consignment or Forward Contract is requested and is to occur.

(b)               The Companies shall have executed and delivered to HSBC, or shall have caused to be executed and delivered to HSBC in form and substance acceptable to HSBC, upon the execution of this Agreement, all agreements required by HSBC for the purpose of securing payment and performance of the Companies’ obligations under this Agreement, together with any other documents required by the terms hereof or thereof, including, without limitation:

(i)	the Security Documents.

(ii)	all insurance required by the terms hereof and the Security Documents, all of which shall at all times remain in full force and effect.

(c)               HSBC shall have received on the date hereof (i) the favorable written opinion of counsel for the Companies, dated the date hereof, satisfactory to HSBC and its counsel in scope and substance; and (ii) such other supporting documents and certificates as HSBC or its special counsel may request (it being understood that an opinion letter shall only be a requirement of the first extension of credit to the Companies).

(d)               There shall have been no material adverse change in the Companies’ or the Guarantors’ financial condition or financial or business prospects, from those represented in any financial statement or other information submitted to HSBC or upon which HSBC has relied.

(e)               The Lender and the Companies shall have entered into the Credit Agreement, in scope and substance, satisfactory to HSBC and pursuant to which the Lender shall • have made available to the Companies a revolving loan in the maximum principal amount of Forty Million Dollars ($40,000,000) and a term loan in the original principal amount of Eight Million Dollars ($8,000,000).

(f)                HSBC and the Lender shall have entered into the Intercreditor Agreement which shall be satisfactory to HSBC in all respects.

(g)               All legal matters incident the transactions hereby contemplated shall be satisfactory to counsel for HSBC.

(h)               No Event of Default as specified in Paragraph 9.1 hereof, nor any event which upon notice or lapse of time or both would constitute such an Event of Default, shall have occurred and be continuing.

5.2.            The Companies’ Confirmation.

The Companies’ request to HSBC for the delivery of Precious Metal under the Consignment Facility or to enter into a Forward Contract under the Forward Contract Facility shall be deemed to be a representation and warranty to HSBC that the respective conditions specified in Paragraph 5.1 for such consignment or Forward Contract have been satisfied.

6.                  SECURITY.

6.1.            Security Documents. The Obligations of the Companies under this Agreement shall be secured by, and entitled to the benefits of, the Security Documents.

7.                  REPRESENTATIONS AND WARRANTIES.

As a material inducement to HSBC, the Companies hereby represent and warrant to HSBC (which representations and warranties shall survive the execution of this Agreement and the consignment of Precious Metal and the entering into of Forward Contracts) that:

7.1.            Corporate Authority. Each of the Companies (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the requisite corporate power and authority to own its properties and to carry on business as now being conducted, and holds all material permits, authorizations and licenses, without material restrictions or limitations, which are necessary for such ownership or business activity, (c) is qualified to do business in every jurisdiction where such qualification is necessary except where the failure to so qualify does not have a material adverse effect on the business or operations of the Companies taken as a whole, and (d) has the requisite corporate power to execute, deliver and perform this Agreement and the Security Documents to which such Company is a party. The Companies have no reason to believe that any such material permits, authorizations or licenses will be revoked, canceled, rescinded, modified or lost.

7.2.            No Conflict. The execution, delivery and performance by the Companies of the terms and provisions of this Agreement and the Security Documents have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the articles of organization or by-laws of the Companies or any indenture, agreement or other instrument to which any of the Companies is a party, or by which any of the Companies is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or, except as may be provided by this Agreement, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Companies pursuant to, any such indenture, agreement or other instrument.

7.3.            Financing Statements. No financing statement or agreement is on file in any public office pertaining to or affecting Precious Metal of the Companies, now owned or hereafter acquired, except for financing statements in favor of HSBC and the Lender.

7.4.            Representations. No statement of fact made by or on behalf of the Companies in this Agreement or in any certificate or schedule furnished to HSBC pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein or herein not misleading. There is no fact presently known to the Companies which has not been disclosed to HSBC which materially affects adversely, nor as far as the Companies can reasonably foresee, will materially affect adversely the property, business, operations or condition (financial or otherwise) of the Companies.

7.5.            Binding Obligations. This Agreement, the Security Documents and all other agreements executed by the Companies in connection herewith have been duly executed and delivered by the Companies and constitute legal, valid and binding obligations of the Companies, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other similar laws of general application affecting the rights of creditors generally.

7.6.            No Event of Default. No Event of Default as defined in Paragraph 9.1 hereof, and no event which, with the passage of time or the giving of notice, or both, would become such an Event of Default, has occurred and is continuing.

7.7.            Not a Tax Shelter Transaction. The Companies do not intend to treat the consignments of Precious Metal and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulations Section 1.6011-4). In the event the Companies determines to take any action inconsistent with such intention, it will promptly notify HSBC thereof.

7.8.            Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of the Companies, threatened, against or affecting the Companies or the Guarantors which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of the Companies or the Guarantors.

7.9.            Other Agreements. None of the Companies or the Guarantors is a party to any agreement or instrument or subject to any charter or other corporate restriction adversely affecting its business, properties or assets, operations or conditions, financial or otherwise.

7.10.        Default. None of the Companies is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party.

7.11.        Financing Statements. No financing statement or agreement is on file in any public office pertaining to or affecting the Consigned Precious Metal or any Inventory of the Companies, now owned or hereafter acquired, except for financing statements in favor of HSBC.

7.12.        Assets. The Companies have good title to all of their properties and assets, free and clear of all mortgages, security interests, restrictions, liens and encumbrances of any kind, except for Permitted Liens.

7.13.        Taxes. The Companies have filed all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments.

7.14.        ERISA. No “prohibited transaction” or “accumulated funding deficiency” or “reportable event” has occurred with respect to any “single employer plan” of the Companies. the Companies have not received a notice that any “multi-employer plan” as to which they or any “commonly controlled entity” would have liability if they or any “commonly controlled entity” were to withdraw therefrom, is in “reorganization” or “insolvent” (as each of the quoted terms is defined or used in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”)).

7.15.        Hazardous Substances. The Companies are in compliance in all material respects with all federal, state and local statutes relating to the handling, storage, use or disposal of chemicals and other hazardous substances used in the course of their business.

7.16.        Financial Statements. The Companies have furnished to HSBC the Financial Statements which have been prepared in accordance with GAAP on a basis consistent with that of preceding periods and which are complete and correct and fairly present the financial condition of the Companies as at said dates, and the results of their operations for the year or other period ended on said date. Since the date of the Financial Statements, there has been no material adverse change in the financial condition of the Companies.

7.17.        Patents. To the best of the Companies’ knowledge, the Companies possess all patents, patent rights and licenses, trademarks, tradenames and copyrights which are required to conduct their business without conflict with the rights of others.

7.18.        Solvency.

(a)               The fair salable value of the assets of the Companies exceeds as of the date hereof and will, immediately following each consignment and delivery of Consigned Precious Metal, and after giving effect to the application of the proceeds of the Consignment Facility, exceed the amount that will be required to be paid on or in respect of their existing debts and other liabilities (including contingent liabilities) as they mature.

(b)               The assets of the Companies do not as of the date hereof and will not, immediately following each consignment and delivery of Consigned Precious Metal, and after giving effect to the application of the proceeds thereof, constitute unreasonably small capital to carry out their business as conducted or as proposed to be conducted.

(c)               The Companies do not intend to, or believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by the Companies and the timing of and amounts of cash to be payable on or in respect of Indebtedness of the Companies.

7.19.        Memo Inventory. The Companies have not permitted, or suffered, to exist the filing of UCC financing statements by any supplier or consignor of Precious Metal or Inventory on consignment or memo or supplied to the Companies in order to secure such consignment of, or to perfect a security interest in, such Inventory.

7.20.        Affiliates. Each Affiliate of the Companies is listed on Exhibit F.

7.21.        OFAC. Neither the Companies nor the Guarantors nor any of their Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Consignment Agreement (a) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in or conspires to engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (c) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order or any similar international order or regulation.

7.22.        Patriot Act. The Companies and the Guarantors are in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the credit facilities extended to the Companies will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

7.23.        Export Controls. The Companies and their Affiliates are in compliance in all material respects with all relevant export, re-export and import laws applicable to the Companies and such Affiliates, as the case may be. Neither the Companies nor any of their Affiliates have shipped or provided any item for delivery to, and are not currently providing any services in or to, a country, entity or individual in violation of any applicable export or re-export laws, including, without limitation, such laws and regulations promulgated or enforced by the United States Department of Treasury, United States Department of Commerce, or United States Department of State, and are not currently providing any services, to a country or an individual in violation of any export or re-export laws.

7.24.        Sanctions. None of the Companies nor any of their Affiliates, nor any director or officer, or any employee, agent, or Affiliate of the Companies or any of their Affiliates is a Person that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Cuba, the Crimea region of Ukraine, Iran, North Korea, Sudan and Syria.

7.25.        Anti-Bribery. Neither the Companies nor any of their Affiliates, nor to the knowledge of the Companies, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Companies or any of their Affiliates is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Companies and, to the knowledge of the Companies, their Affiliates and Subsidiaries, have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

8.                  AFFIRMATIVE AND NEGATIVE COVENANTS.

From the date hereof and until (a) the Obligations have been paid in full, and (b) the Consignment Facility has been terminated, the Companies shall:

8.1.            Licenses and Permits. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect their corporate existence, rights, licenses, permits and franchises and comply with all laws and regulations applicable to the Companies; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of their property used or useful in the conduct of their business and keep the same in good repair, working order and condition, and from time to time, make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

8.2.            Compliance with Law. Comply with all applicable laws and regulations, whether now in effect or hereafter enacted or promulgated by any governmental authority having jurisdiction in the premises.

8.3.            Taxes, Etc.; Certain Rights of HSBC. Pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon them or upon their income and profits or upon any of their property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided that the Companies shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and they shall have set aside on their books adequate reserves with respect to any such tax, assessment, charge, levy or claim, so contested, and provided, further, that payment with respect to any such tax, assessment, charge, levy or claim shall be made before any of their property shall be seized and sold in satisfaction thereof.

8.4.            Financial Statements. Unless otherwise explicitly waived by HSBC in writing, furnish to HSBC:

(a)               within one hundred twenty (120) days after the end of each of the Companies’ Fiscal Years, an audited unqualified consolidated and consolidating balance sheet of the Companies and the Guarantors as of the end of such Fiscal Year, and audited unqualified consolidated and consolidating statements of income and cash flow for the Companies and the Guarantors as of the end of such Fiscal Year and for such Fiscal Year, prepared and certified by an independent certified public accountant selected by the Companies and acceptable to HSBC; such statements to be accompanied by such accountant’s written confirmation of the balance of all Consigned Precious Metal as of the end of such Fiscal Year; such financial statements to be prepared in accordance with. GAAP;

(b)               within sixty (60) days after the end of the first, second and third quarters of each of the Companies’ Fiscal Years, a balance sheet of the Companies as of the end of such quarter, and a statement of earnings for the Companies for the Fiscal Year through the end of such quarter, prepared by and certified by the chief financial officer or the corporate controller of the Companies, such statements to be accompanied by a certification of compliance with all covenants set forth herein;

(c)               within thirty (30) days after the end of each month, a Borrowing Base Report, prepared by and certified by the chief financial officer or the corporate controller of the Companies;

(d)               within thirty (30) days after the end of each month, a copy of the borrowing base certificate delivered by the Companies to the Lender pursuant to the Credit Agreement, together with all schedules attached thereto, prepared by and certified by the chief financial officer or the corporate controller of the Companies;

(e)               promptly, from time to time, such other information regarding their operations, assets, business, affairs and financial condition, including, without limitation, accounts receivable reports and agings as HSBC may reasonably request.

8.5.            Inspections and Inventories. Permit HSBC or its agents or representatives or its audit staff (a) to conduct at least one field exam each year to HSBC’s reasonable satisfaction, at the Companies’ expense, provided however, HSBC shall have the right, in its sole discretion, to perform more than one field exam each year, at the Companies’ expense; (b) as part of the audit, to inspect, at reasonable hours and upon reasonable notice in the case of an audit, the Consigned Precious Metal and the Companies’ books and records and to make abstracts or reproductions of such books and records; and (c) at reasonable hours, and at any time in case of emergency, to take a physical inventory and expanded spot-checks of the Precious Metal, including Consigned Precious Metal; such physical inventory and expanded spot-checks to be at the Companies’ expense.

8.6.            Prompt Notification. Immediately advise HSBC of (a) any material adverse change in the Companies’ or the Guarantors’ assets, liabilities, financial condition, business or prospects, or of the occurrence of any default or Event of Default; (b) any proceedings instituted against the Companies or any entity with whom any of the Companies is in partnership by or in any Federal or state court or before any commission or other regulatory body, Federal, state or local, which, if adversely determined, would have a materially adverse effect upon their business, operations, properties, assets, or condition, financial or otherwise; (c) any occurrence of any loss, theft or destruction of or damage to any of the Companies’ inventory of Precious Metal (including, for such purpose, any Consigned Precious Metal); (d) any of the Companies’ entering into Precious Metal forward or futures contracts with a party other than HSBC or an affiliate of HSBC; (e) any change in any of the Companies’ principal office or any address (other than locations listed on Exhibit C and D hereto) where Consigned Precious Metal or Precious Metal inventory of the Companies is located; and (f) any change in any of the Companies’ Fiscal Year-end or the Companies’ independent certified public accountants.

8.7.            Indebtedness. Not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness or liability, including indebtedness incurred as the lessee of goods or services under leases whether or not, in accordance with GAAP, such leases should be reflected on the lessee’s balance sheet, without the prior written consent of HSBC, except:

(a)               Indebtedness to HSBC;

(b)               Indebtedness to Lender under the Credit Agreement;

(c)               Subordinated Indebtedness;

(d)               Indebtedness with respect to trade obligations, operating leases and other normal accruals in the ordinary course of business not yet due and payable, or with respect to which they are contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent they have set aside on their books adequate reserves therefor; and

(e)               purchase money Indebtedness and/or equipment leases.

8.8.            Guaranties. Not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, except endorsements of negotiable instruments for collection in the ordinary course of business.

8.9.            Sale - Leaseback. Not enter into any arrangement, directly or indirectly, with any Person whereby the Companies shall sell or transfer any property, real, personal or mixed, used or useful in the Companies’ business, whether now owned or hereafter acquired, and thereafter rent or lease such property.

8.10.        Liens. Not create, incur, assume or suffer to exist any mortgage, pledge, lien, charge, ownership interest, or other encumbrance of any nature whatsoever on (a) any of the Consigned Precious Metal, whether or not such customers have prepaid orders for the Consigned Precious Metal, (b) any products or property now or hereafter owned which does or will include Consigned Precious Metal, whether or not such customers have prepaid orders for the Consigned Precious Metal, or (c) the Companies’ assets and properties, whether now owned or hereafter acquired except for:

(i)	purchase money security interests in machinery and equipment which secure purchase money indebtedness incurred in accordance with Paragraph 8.7(e); and

(ii)	Permitted Liens.

8.11.        Disposition of Property. Not, without HSBC’s prior written consent, sell, lease, transfer or otherwise dispose of the Companies’ properties, assets, rights, licenses and franchises to any Person, except for sales of inventory and other assets in the ordinary course of the Companies’ business, and sales or dispositions of machinery and equipment which are obsolete or no longer useful to the Companies in their business.

8.12.        Receivables. Not sell, assign, discount or dispose in any way of any accounts receivable, promissory notes or trade acceptances held by the Companies, with or without recourse, except for collection (including endorsements) in the ordinary course of business.

8.13.        Corporate Status.

(a)               not dissolve or liquidate;

(b)               not consolidate with or merge with, or otherwise acquire all or substantially all of the assets or properties of, any other Person, without the prior written consent of HSBC;

(c)               not make, or permit, any substantial change in their executive management without prior notification to HSBC;

(d)               not change their names or places of incorporation unless they have provided HSBC with thirty (30) days’ prior written notice thereof;

(e)               not sell any integral part of any of the Companies’ business;

(f)                not effect any reorganization or recapitalization, without the prior written consent of HSBC;

(g)               not make or permit any substantial change in, or cease in whole or in any material part, their business as conducted; and

(h)               not amend their corporate charters, articles of incorporation or by-laws in any manner that could have a material adverse effect on the Companies’ business, financial or otherwise.

8.14.        Transactions with Affiliates. Without the prior written consent of HSBC, not, directly or indirectly, enter into any transaction (including the transfer or lease of any property or the rendering of any service) with any Affiliate of the Companies unless (a) such transaction is in the ordinary course of business of the Companies, and (b) such transaction is on fair and reasonable terms no less favorable to the Companies than those terms that might be obtained at the time in a comparable arm’s length transaction with an entity who is not an Affiliate of the Companies or, if such transaction is not one that by their nature could be obtained from such other entity, is on fair and reasonable terms and was negotiated in good faith.

8.15.        Loans and Investments. Not purchase, invest in or otherwise acquire or hold securities, including, without limitation, capital stock and evidences of indebtedness of, or make loans or advances to, or enter into any arrangement for the purpose of providing funds or credit to, any other Person, including loans and investments to any Affiliates, whether in the ordinary course of business or not, except:

(a)               advances to employees for business expenses or for personal needs not to exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate to all such employees outstanding at one time;

(b)               investments and loans to Gold Limited Liability Company, a California limited liability company; Gold/Gold/Gold, Inc., a California corporation; LogoArt LLC, a Kentucky limited liability company; and

(c)               investments in short-term obligations of the United States or certificates of deposit of HSBC.

8.16.        Capital Investment. Not raise any capital through the sale of equity of, or the issuance of debt by, the Companies, or any Affiliate of the Companies or by any other means unless the terms of such capital investment are acceptable to HSBC in its sole reasonable discretion.

8.17.        Management Contract. Not turn over the management of, or enter a management contract with respect to, any of their properties, assets, rights, licenses and franchises.

8.18.        Consignments. Not obtain Precious Metal on consignment from any supplier, lender, consignor or financial institution on credit other than normal trade credit which results in a corresponding account payable on the books of the Companies pursuant to the usual business practices of the Companies other than Precious Metal on consignment from HSBC.

8.19.        Liens on Inventory. Not permit, or suffer, to exist the filing of UCC financing statements by any supplier or consignor of Inventory on consignment or memo to the Companies in order to secure such consignment of, or to perfect a security interest in, such Inventory.

8.20.        Precious Metal. At all times 4

(a)               maintain Precious Metal in its Inventory so that:

(i)	the Gold in its Inventory which is tracked by weight in the Companies’ records, including in the Companies’ perpetual inventory system is equal to or greater than the sum of Gold consigned to the Companies by HSBC plus customer toll-in Gold;

(ii)	the Silver in its Inventory weight in the Companies’ records, including in the Companies’ perpetual inventory system y is equal to or greater than the sum of Silver consigned to the Companies by HSBC plus customer toll-in Silver;

(iii)	the Platinum in its Inventory which is tracked by weight in the Companies’ records, including in the Companies’ perpetual inventory system is equal to or greater than the sum of Platinum consigned to the Companies by HSBC plus customer toll-in Platinum;

(iv)	the Palladium in its Inventory which is tracked by weight in the Companies’ records, including in the Companies’ perpetual inventory system is equal to or greater than the sum of Palladium consigned to the Companies by HSBC plus customer toll-in Palladium;

(b)               defend the Consigned Precious Metal against any claims and demands of any persons (other than HSBC) at any time claiming the same or any interest therein; and

(c)               maintain at least ninety percent (90%) of all Consigned Precious Metal at an Approved On-Premises Location.

8.21.        ERISA. Not permit any pension plan maintained by the Companies or by any member of a “controlled group” (ERISA 210(c)) or “corporation or group of trades or businesses under common control” (ERISA 210(d)) of which any of the Companies is a member to: (a) engage in any “prohibited transaction” (ERISA 406 that is not exempt under ERISA 408); (b) fail to report to HSBC a “reportable event” (ERISA 4043) within thirty (30) days after its occurrence; (c) incur any “accumulated funding deficiency” (ERISA 302); (d) terminate its existence at any time in a manner which could result in the imposition of a lien on the property of the Companies or any of their Subsidiaries; or (e) fail to report to HSBC any “complete withdrawal” or “partial withdrawal” by the Companies or any of their Subsidiaries of an affiliate from a “multi-employer plan” (ERISA 4203, 4205 and 4001 respectively) (the quoted terms are defined in the respective sections of ERISA cited above).

8.22.        Environmental Matters. With respect to environmental matters:

(a)               comply strictly and in all respects with the requirements of all federal, state, and local environmental laws; notify HSBC promptly in the event of any spill, hazardous waste pollution or contamination affecting the Premises, the removal of which in accordance with law would involve the expenditure of in excess of Twenty-Five Thousand Dollars ($25,000); forward to HSBC promptly any notices relating to such matters received from any governmental agency; and pay promptly when due any fine or assessment against the Premises;

(b)               immediately contain and remove any hazardous or toxic material found on the Premises in violation of applicable law, which work must be done in compliance with applicable laws and at the Companies’ expense; and the Companies hereby agree that HSBC has the right, in its sole reasonable discretion but at the Companies’ expense, to have an environmental engineer or other representative review the work being done;

(c)               promptly upon the request of HSBC, based upon HSBC’s reasonable belief that a hazardous waste or other environmental problem exists with respect to the Premises in violation of applicable law, provide HSBC with an environmental site assessment report or an update of any existing report, all in scope, form and content and performed by such company as may be reasonably satisfactory to HSBC; and

(d)               indemnify, defend, and hold HSBC harmless from and against any claim, cost, damage (including, without limitation, consequential damages), expense (including, without limitation, attorneys’ fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against the Companies, HSBC, or the Premises. The provisions of this subparagraph (d) shall continue in effect and shall survive (among other events) any termination of this Agreement, foreclosure, a deed in lieu of foreclosure transaction, payment and satisfaction of the obligations evidenced hereby or incurred pursuant hereto, and release of any collateral.

8.23.        Insurance. Keep their insurable properties adequately insured at all times, by financially sound and reputable insurers, to such extent and against such risks, including fire and other risks insured against by extended coverage, and maintain liability and such other insurance as is customarily maintained by companies engaged in similar businesses. In addition to the insurance requirements contained in Paragraph 2.1(e) of Exhibit B hereto, all insurance provided shall be effected under valid and enforceable policies, in such forms and in such amounts as may from time to time be reasonably required by HSBC, issued by financially sound and responsible insurance companies which are rated in the current edition of Best’s Key Rating Guide Property - Casualty as A- or better and which are admitted in the jurisdiction in which the Precious Metal is located, or are approved under the applicable states’ surplus lines insurance laws, and all premiums with respect to such insurance shall be paid as and when due. At least ten (10) days prior to HSBC’s first consignment of Precious Metal to the Companies and thereafter not less than fifteen (15) days prior to the expiration dates of insurance policies theretofore furnished pursuant to this Agreement, the Companies shall deliver to HSBC copies of all insurance policies (together with Acord Form 27 (2/84) or other similar forms satisfactory to HSBC) evidencing the insurance coverage required by HSBC. All policies of insurance shall provide for thirty (30) days’ notification in advance of any cancellation, non-renewal or material change in policy conditions, including cancellation for non-payment of premium. All policies of insurance provided for or contemplated by this Agreement shall name HSBC as an additional insured and loss payee, as its interests may appear. All policies of insurance provided for in this Agreement shall, to the extent obtainable, contain clauses or endorsements to the effect that:

(a)               no act or negligence of the Companies, or anyone acting for the Companies, which might otherwise result in a forfeiture of such insurance or any part thereof shall in any way affect the validity or enforceability of such insurance insofar as HSBC is concerned; and

(b)               HSBC shall not be liable for any premiums or subject to any assessments on the policies.

Losses under each policy of insurance provided for or contemplated by this Paragraph shall be adjusted with the insurers and/or underwriters and paid directly to HSBC and the Companies as their interests may appear. The Companies shall pay all costs and expenses of collecting or recovering any insurance proceeds under such policies, including, but not limited to, any and all fees of attorneys, appraisers and adjusters.

8.24.        Financing Statements. Ratify promptly all financing statements requested to be filed by HSBC pursuant to the Uniform Commercial Code in form satisfactory to HSBC, and execute such other instruments in form suitable for recording or filing as may be reasonably required by HSBC hereunder. The expense for the preparation and recording of any such financing statements shall be paid by the Companies.

8.25.        Other Assets. In the event that the Companies shall acquire any assets after the date hereof which require the filing of any specific assignments or other paper that may be necessary or desirable or that HSBC may request, in HSBC’s sole reasonable discretion, in order to create, preserve, perfect or validate the security interest of HSBC therein, the Companies will promptly execute and deliver such assignments or other documentation to HSBC for the benefit of HSBC.

8.26.        Export Controls. Neither the Companies nor any of their Affiliates will, directly or indirectly, use the proceeds of the Consignment Facility or the Forward Contract Facility or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of facilitating the activities of any person, or in any country or territory, in violation of the applicable requirements of the United States Export Administration Regulations, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

8.27.        Sanctions. None of the Companies nor any of their Affiliates will, directly or indirectly, use the proceeds of the Consignment Facility or the Forward Contract Facilities or lend, contribute or otherwise make available such proceeds to any Affiliate, joint venture partner or other Person, (a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Consignment Facility whether as underwriter, advisor, investor or otherwise).

8.28.        Anti-Bribery. No part of the proceeds of the Consignment Facility or the Forward Contract Facility will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

8.29.        Credit Agreement. Observe, maintain and perform all of the covenants and agreements set forth in the Credit Agreement, all of which are fully incorporated herein, are hereby fully restated, shall be fulfilled by the Companies and shall remain in full force and effect; provide HSBC will all notices that the Companies is required to provide the Lender under the Credit Agreement and immediately notify HSBC in the event of the occurrence of an event of default under the Credit Agreement.

8.30.        Additional Guarantors. Notify HSBC at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within thirty (30) days), cause such Person to (a) become a Guarantor by executing and delivering to HSBC a counterpart of the Guaranty Agreement and a Security Agreement or such other document as HSBC shall deem appropriate for such purpose, and (b) deliver to HSBC all requested information and documents regarding such Subsidiary including q favorable opinion of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to HSBC.

9.                  EVENTS OF DEFAULT AND ACCELERATION.

9.1.            Upon demand by HSBC or in each case of the occurrence of any one or more of the following events (each of which is herein called an “Event of Default”):

(a)               default in the payment or performance of any of the Obligations; or

(b)               any representation or warranty made herein or in any certificate, statement or agreement furnished by the Companies in connection with this Agreement shall prove to be false or misleading in any material respect; or

(c)               default in the payment or performance of any obligation or indebtedness of the Companies or the Guarantors to HSBC, or any affiliate of HSBC, whether now or hereafter existing and howsoever arising, incurred or evidenced; or

(d)               default in the payment of, or performance of, or compliance with, any provision of the Credit Agreement (or any replacement for the Credit Agreement), regardless of whether such default is waived by the Lender, and such default shall not have been remedied within any applicable grace period; or

(e)               any of the Companies or any of the Guarantors shall (i) make an assignment for the benefit of creditors; or (ii) file or suffer the filing of any voluntary or involuntary petition under any chapter of the Bankruptcy Code by or against any of the Companies or any of the Guarantors; or (iii) apply for or permit the appointment of a receiver, trustee or custodian of any of the property or business of any of the Companies or any of the Guarantors; or (iv) become insolvent to suffer the entry of an order for relief under Title 11 of the United States Code; or (v) make an admission of its inability to pay its debts as they become due; or

(f)                the occurrence of any attachment on any of the Consigned Precious Metal or any Precious Metal owned by the Companies; or

(g)               the occurrence of any material loss, theft, destruction of or damage to any of the Consigned Precious Metal which is not paid for in accordance with the provisions hereof;

(h)               the determination by HSBC in good faith that any of the Companies or the Guarantors has suffered a material adverse change in its business or financial condition; or

(i)                 the occurrence of any event of default (after the expiration of any applicable grace period) under any agreement now or at any time hereafter securing or guaranteeing performance of this Agreement or inuring to the benefit of HSBC in connection with this Agreement, including, without limitation, the Security Documents; or

(j)                 default with respect to any evidence of Indebtedness, obligations or liabilities of the Companies in excess of Two Million Dollars ($2,000,000) (including, but not limited to, consignment agreements and any agreements between the Companies and any parent, affiliate or subsidiary of HSBC), or if any Indebtedness of the Companies in excess of Two Million. Dollars ($2,000,000) is not paid, when due and payable, whether at the due date thereof or by acceleration or otherwise; or

(a)               discontinuance of the operation of the Companies’ business for any reason;

(k)               the shareholders of each Company on the date hereof shall cease to directly own one hundred percent (100%) of the outstanding voting stock of such Company; or

(l)                 the Guaranty Agreement shall be terminated, or for any reason any of the Guarantors shall terminate or seek to terminate or limit, by written or verbal notice, its liability under Guaranty Agreement or shall be in default of such Guarantor’s own obligations to HSBC;

then (x) upon demand by HSBC or immediately upon the occurrence of an Event of Default set forth in subparagraph (e) above; and (y) in the case of all other Events of Default listed above, at the option of HSBC: (i) all the Companies’ Obligations to HSBC (including, without limitation, those under the Consignment Facility and the Forward Contract Facility ) shall become immediately due and payable without presentment, demand or notice, all of which are hereby expressly waived, notwithstanding any credit or time allowed to the Companies or any instrument evidencing the Companies’ Obligations to HSBC; and (ii) the Companies shall promptly make payment at HSBC’s Address in the form of immediately available United States dollars in an amount equal to the Obligations, including, without limitation, an amount equal to the Value of the Consigned Precious Metal on the date determined by HSBC, provided, the Companies may make Metals Payment for all Consigned Precious Metal as provided in Paragraph 1.41(c) hereof in addition to making payment for all dollar obligations in the form of immediately available United States dollars.. The Companies shall, at HSBC’s request, immediately assemble all such collateral and Consigned Precious Metal, and HSBC may go upon the Companies’ Premises to take immediate possession thereof.

9.2.            Consigned Precious Metal. Upon the occurrence and during the continuance of any Event of Default and at any time thereafter, HSBC may, in its discretion, (a) enter into one or more hedging or similar agreements designed to limit or eliminate the risk and exposure to fluctuations in the price of Consigned Precious Metal, or (b) monetize the Consigned Precious Metal exposure at such time as HSBC reasonably determines to be appropriate. The Companies shall be liable to, and reimburse, HSBC for all costs incurred by HSBC in connection with such hedging arrangements, including, without limitation, breakage costs incurred in connection with the early termination of such hedging arrangements.

9.3.            Waiver. No failure or delay on HSBC’s part to exercise or to enforce any of HSBC’s rights hereunder or under any other instruments or agreement evidencing the Companies’ obligations to HSBC or to require strict compliance with the terms hereof or thereof in any one or more instances and no course of conduct on HSBC’s part shall constitute or be deemed to constitute a waiver or relinquishment of any such rights hereunder unless it shall have signed a waiver thereof in writing and no such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs after the date of such waiver or as to any continuance of a breach after such waiver. HSBC’s rights hereunder shall continue unimpaired notwithstanding any extension of time, compromise or other indulgence granted by HSBC, to the Companies with respect to the Companies’ obligations to HSBC or any instrument given HSBC in connection therewith, and the Companies hereby waive notice of any such extension, compromise or other indulgence and consent to be bound thereby as if they had expressly agreed thereto in advance.

10.              INDEMNIFICATION.

The Companies agree to indemnify and hold harmless HSBC from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement, the Security Documents, or any other documents or agreements executed or delivered in connection herewith and any related documents or the transactions contemplated hereby other than to the extent that such liability, claim, action, suit, loss, damages or expense is the result of gross negligence or willful misconduct of HSBC, and excluding any of the foregoing which arise out of claims, actions, and suits brought by the Companies or the Guarantors or any of the Companies’ Affiliates including, without limitation, (a) any actual or proposed use by the Companies of the proceeds of the Consignment Facility or the Forward Contract Facility, (b) the Companies or the Guarantors or any the Companies’ Affiliates entering into or performing this Agreement or any of the other documents or agreements executed or delivered in connection herewith and any related documents, or (c) with respect to the Companies and the Guarantors and the Companies’ Affiliates and their respective properties and assets, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, HSBC shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Companies agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Companies under this Paragraph are unenforceable for any reason, the Companies hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this Paragraph shall survive the repayment of the Obligations and the termination of the obligations of HSBC hereunder.

11.              SETOFF.

Each of the Companies hereby grants to HSBC, a lien, security interest and right of set off as security for all liabilities and obligations to HSBC, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of HSBC, or in transit to it. At any time, without demand or notice, HSBC may set off the same or any part thereof and apply the same to any liability or obligation of the Companies even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE HSBC TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SET OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANIES, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.              ASSIGNMENTS.

12.1.        Assignment by the Companies.

The rights of the Companies under this Agreement may not be assigned to any third party without the prior written consent of HSBC. All covenants and agreements of the Companies contained herein shall bind the Companies and their successors and assigns, and shall inure to the benefit of HSBC, and its successors and assigns.

12.2.        Assignments by HSBC.

HSBC may assign to one or more assignees all or a portion of its rights and obligations under this Agreement.

13.              EXPENSES.

The Companies shall pay on demand all reasonable expenses of HSBC in connection with the default, collection, waiver or amendment of consignment terms, or in connection with HSBC’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal, accounting, consulting, brokerage or other costs relating to any appraisals or examinations conducted in connection with the consignment or any collateral therefor.

14.              GOVERNING LAW; MISCELLANEOUS.

14.1.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to instruments made and to be performed wholly within that state. If any provision of this Agreement is held to be illegal or unenforceable for any reason whatsoever, such illegality or unenforceability shall not affect the validity of any other provision hereof.

14.2.        Arbitration. THE COMPANIES AGREE THAT ANY ACTION, DISPUTE, PROCEEDING, CLAIM OR CONTROVERSY BETWEEN THE COMPANIES AND HSBC WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE (“DISPUTE” OR “DISPUTES”) SHALL, AT HSBC’S ELECTION, WHICH ELECTION MAY BE MADE AT ANY TIME PRIOR TO THE COMMENCEMENT OF A JUDICIAL PROCEEDING BY HSBC, OR IN THE EVENT OF A JUDICIAL PROCEEDING INSTITUTED BY THE COMPANIES AT ANY TIME PRIOR TO THE LAST DAY TO ANSWER AND/OR RESPOND TO A SUMMONS AND/OR COMPLAINT MADE BY THE COMPANIES, BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS PARAGRAPH AND SHALL, AT THE ELECTION OF HSBC, INCLUDE ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH (A) THIS AGREEMENT OR ANY RELATED AGREEMENTS, NOTES OR INSTRUMENTS, (B) ALL PAST, PRESENT AND FUTURE AGREEMENTS INVOLVING THE COMPANIES AND HSBC, (C) ANY TRANSACTION RELATED TO THIS AGREEMENT AND ALL PAST, PRESENT AND FUTURE TRANSACTIONS INVOLVING THE COMPANIES AND HSBC, AND (D) ANY ASPECT OF THE PAST, PRESENT OR FUTURE RELATIONSHIP OF THE COMPANIES AND HSBC. HSBC may elect to require arbitration of any Dispute with the Companies without thereby being required to arbitrate all Disputes between HSBC and the Companies.. Any such Dispute shall be resolved by binding arbitration in accordance with Article 75 of the New York Civil Practice Law and Rules and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). In the event of any inconsistency between such Rules and these arbitration provisions, these provisions shall supersede such Rules. All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding under this Paragraph. In any arbitration proceeding subject to this Paragraph, the arbitration panel (the “arbitrator”) is specifically empowered to decide (by documents only, or with a hearing, at the arbitrator’s sole discretion) pre-hearing motions which are substantially similar to pre-hearing motions to dismiss and motions for summary adjudication. In any such arbitration proceeding, the arbitrator shall not have the power or authority to award punitive damages to any party. Judgment upon the award rendered may be entered in any court having jurisdiction. Whenever an arbitration is required, the parties shall select an arbitrator in the manner provided in this Paragraph. No provision of, nor the exercise of any rights under, this Paragraph shall limit the right of HSBC (a) to foreclose against any real or personal property collateral through judicial foreclosure, by the exercise of the power of sale under a deed of trust, mortgage or other security agreement or instrument, pursuant to applicable provisions of the Uniform Commercial Code, or otherwise herein pursuant to applicable law, (b) to exercise self-help remedies including but not limited to setoff and repossession, or (c) to request and obtain from a court having jurisdiction before, during or after the pendency of any arbitration, provisional or ancillary remedies and relief including but not limited to injunctive or mandatory relief or the appointment of a receiver. The institution and maintenance of an action or judicial proceeding for, or pursuit of, provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of HSBC and, even if HSBC is the plaintiff, to submit the Dispute to arbitration if HSBC would otherwise have such right. Whenever an arbitration is required under this Paragraph, the arbitrator shall be selected, except as otherwise herein provided, in accordance with the Commercial Arbitration Rules of the AAA. A single arbitrator shall decide any claim of $100,000 or less and he or she shall be an attorney with at least five years’ experience. Where the claim of any party exceeds $100,000, the Dispute shall be decided by a majority of three arbitrators, at least two of whom shall be attorneys (at least one of whom shall have not less than five years’ experience representing commercial banks). The arbitrator shall have the power to award recovery of all costs and fees (including attorneys’ fees, administrative fees, arbitrator’s fees, and court costs) to the prevailing party. In the event of any Dispute governed by this Paragraph, each of the parties shall, subject to the award of the arbitrator, pay an equal share of the arbitrator’s fees.

14.3.        Personal Jurisdiction. EACH OF THE COMPANIES AGREES THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT MAY BE INITIATED AND PROSECUTED IN THE STATE OR FEDERAL COURTS, AS THE CASE MAY BE, LOCATED IN NEW YORK COUNTY, NEW YORK AND ANY ARBITRATION PROCEEDING PURSUANT HERETO SHALL BE CONDUCTED IN NEW YORK, NEW YORK. EACH OF THE COMPANIES CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY SUCH COURT HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE SUCH COMPANY AT ITS ADDRESS SET FORTH ABOVE OR TO ANY OTHER ADDRESS AS MAY APPEAR IN HSBC’S RECORDS AS THE ADDRESS OF SUCH COMPANY. EACH OF THE COMPANIES AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

14.4.        Venue. IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, TI-IE COMPANIES WAIVE (A) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, (B) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE AND (C) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

14.5.        Waiver of Jury. EACH OF THE COMPANIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PART, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF HSBC RELATING TO THE ADMINISTRATION OF THIS TRANSACTION AND THE TRANSACTION DOCUMENTS, AND AGREES THAT IT WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH OF THE COMPANIES HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE COMPANIES CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF HSBC HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT HSBC WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR HSBC TO ACCEPT THIS AGREEMENT AND EXTEND THE CREDIT FACILITIES HEREUNDER.

14.6.        Usury. All agreements between the Companies and HSBC are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to HSBC for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Companies and HSBC in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the consignment documents or the Security Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever HSBC should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Companies and HSBC.

14.7.        Insolvency Proceeding. The Companies will not argue or otherwise take the position in any Insolvency Proceeding (defined below) that this Agreement is not a true consignment.

(a)               In the event this Agreement is determined to be anything other than a true consignment then HSBC shall be allowed to include in its resulting claim any and all damages, claims or fees, including, without limitation, termination fees arising from any and all hedging contracts, swap agreements or other similar agreements pertaining to the transactions contemplated by this Agreement (collectively “Termination Fees”). If HSBC chooses to include such Termination Fees in its claim then the Companies agree that, for purposes of any Insolvency Proceeding (defined below), (i) any such claims, actions or proceedings brought by HSBC (including any terminations, liquidations or accelerations required in connection with such claim) are not subject to an “automatic stay” pursuant to 11 U.S.C. Section 362(a) as a result of such Insolvency Proceeding (defined below) and that the Companies will not argue or otherwise contend that HSBC’s claims, actions or proceedings are subject to an automatic stay; (ii) the Companies will not plead, argue or otherwise raise any defenses, including, without limitation, defenses arising under the theories of statute of limitations, laches, estoppel or similar theories, to any such civil or administrative claims, actions or proceeding which are brought by the Companies; and (iii) HSBC has a claim against the Companies in the aggregate amount of at least the Consignment Facility Indebtedness plus any and all Termination Fees (exclusive of accruing attorneys fees’, costs of collection and interest), and HSBC may pursue such claims without objection.

(b)               Additionally, if, notwithstanding anything herein to the contrary, a claim is made upon HSBC, or any subsequent transferee from HSBC (collectively the “Transferee”), for repayment or recovery of any amount(s) or property or its equivalent received by HSBC pursuant to this Agreement and, if, resulting from such claim, the Transferee pays all or part of said amount or redelivers property or its equivalent to the claimant by reason of (i) any judgment, decree or order of any court or administrative body, or (ii) any settlement or compromise of any such claim, effected by the Transferee with any such claimant or its representative, then, in any such event, the Companies agree that any such judgment, decree, order settlement or compromise shall be binding upon Companies, and the Companies shall be and remain liable to the Transferee for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Transferee. The provisions of this paragraph shall survive and continue in effect, notwithstanding any payment of any or all of the amounts pursuant to this Agreement. The Transferee shall give the Companies notice of any such claim in accordance with the provision hereof.

(c)               The Companies hereby agree that if any of them shall (i) file or be the subject of any petition under Title 11 of the United States Code as the same may be amended from time to time (the “Bankruptcy Code”) or the equivalent of the foregoing in any applicable jurisdiction, (ii) be the subject of any order for relief issued under the Bankruptcy Code or the equivalent of the foregoing in any applicable jurisdiction, (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, (iv) seek, consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator, (individually, an “Insolvency Proceeding” and, collectively, “Insolvency Proceedings”), or (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against any of the Companies in any Insolvency Proceeding, then HSBC shall thereupon be entitled to relief from any automatic stay imposed by §362 of the Bankruptcy Code, or from any other stay or suspension of remedies imposed in any other manner with respect to the exercise of the rights and remedies otherwise available to HSBC relating to this Agreement.

(d)               The Companies’ agreements set forth in this paragraph are provided in exchange for valuable consideration provided in this Agreement.

14.8.        Survival of Representations and Covenants. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the consigning of Consigned Precious Metal by HSBC to the Companies and the execution and delivery to HSBC of this Agreement, and shall continue in full force and effect so long as any indebtedness or obligation of the Companies to HSBC is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements contained in this Agreement by or on behalf of the Companies shall inure to the benefit of the successors and assigns of HSBC.

14.9.        Notices. Except as otherwise provided in this Agreement, all notices and other communications hereunder shall be in writing, and shall be sent by any one of the following: certified mail, return receipt requested; overnight courier; confirmed telecopier; by hand, or by confirmed electronic mail and shall be addressed (a) if to the Companies, to the Companies at the Companies’ Address, and (b) if to HSBC, to HSBC at HSBC’s Address. Notices shall be deemed effective three (3) days after deposit in the mail, if sent by certified mail; the next Business Day, if sent by overnight courier; upon confirmation, if sent by confirmed telecopier; upon delivery, if sent by hand, and upon confirmation of receipt, if sent by electronic mail. The address of any party hereto for such demands, notices and other communications may be changed by giving notice in writing at any time to the other party hereto.

14.10.    Amendments. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior, or contemporaneous promises, agreements sand understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. No modification or waiver of any provision of this Agreement, nor consent to any departure by the Companies therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand, on the Companies, in any case, shall entitle the Companies to any other or future notice or demand in the same, similar or other circumstances. +/

14.11.    Lost Documents. Upon receipt of an affidavit of an officer of HSBC as to the loss, theft, destruction or mutilation of any security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such security document of like tenor Companies shall execute and deliver to HSBC a replacement document of like tenor.

14.12.    Waiver. Neither any failure nor any delay on the part of HSBC in exercising any right, power or privilege hereunder or under any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any right, power or privilege.

14.13.    Following Business Day Convention. All payments hereunder shall be adjusted in accordance with the ‘Following Business Day Convention’ so that if any payment hereunder becomes due on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day (subject to the definition of Consignment Period), and such extension of time shall be included in computing interest and fees in connection with such payment.

14.14.    Joint and Several Obligations; Suretyship Waivers and Consents.

(a)               Each covenant, agreement, obligation, representation and warranty of the Companies contained in this Agreement constitutes the joint and several undertaking of each Company.

(b)               Each Company acknowledges that the Obligations of such Company undertaken herein might be construed to consist, at least in part, of the guaranty of Obligations of the other Company and, in full recognition of that fact, each Company consents and agrees that HSBC may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Company, and without affecting the enforceability or continuing effectiveness hereof as to such Company: (i) with the written consent of the other Company, supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (iii) accept partial payments; (iv) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as HSBC in its sole and absolute discretion may determine; (v) release any Person from any personal liability with respect to this Agreement or any part thereof; (vi) settle, release on terms satisfactory to HSBC or by operation of applicable law or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (vii) consent to the merger, change or any other restructuring or termination of the corporate, limited liability company or partnership existence of any Company, and correspondingly restructure the Obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Company or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations evidenced hereby.

(c)               HSBC may enforce this Agreement independently as to each Company and independently of any other remedy or security HSBC at any time may have or hold in connection with the Obligations evidenced hereby, and it shall not be necessary for HSBC to marshal assets in favor of any Company or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement. Each Company expressly waives any right to require HSBC to marshal assets in favor of any Company or to proceed against any other Company or any collateral provided by any Person, and agrees that HSBC may proceed against Companies or any collateral in such order as it shall determine in its sole and absolute discretion.

(d)               HSBC’s rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Companies Obligations to HSBC which thereafter shall be required to be restored or returned by HSBC, all as though such amount had not been paid.

(e)               To the maximum extent permitted by applicable law, and to the extent that the Obligations of a Company are deemed to be a guaranty of the Obligations of another Company, each Company expressly waives any and all suretyship defenses now or hereafter arising or asserted by reason of (i) any disability or other defense of the other Company with respect to the Obligations evidenced hereby, (ii) the unenforceability or invalidity of any security or guaranty for the Obligations evidenced hereby or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations evidenced hereby, (iii) the cessation for any cause whatsoever of the liability of the other Company (other than by reason of the full payment and performance of all Obligations), (iv) any failure of HSBC to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Obligation, (v) any act or omission of HSBC or others that directly or indirectly results in or aids the discharge or release of any Company or the Obligations evidenced hereby or any security or guaranty therefor by operation of law or otherwise, (vi) the avoidance of any lien in favor of HSBC for any reason, or (vii) any action taken by HSBC that is authorized by this Paragraph or any other provision hereof Until such time, if any, as all of the Obligations have been paid and performed in full, no Company shall have any right of subrogation, contribution, reimbursement or indemnity from any other Company, and each Company (only in its capacity as a guarantor or surety) expressly waives any right to enforce any remedy that HSBC now has or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any collateral now or hereafter held by HSBC.

14.15.    Replacement Lender. In the event that the Companies at any time inform HSBC that they wish to enter into a replacement credit agreement with a replacement financial institution other than the Lender which will result in paying the Lender in full from the proceeds of the replacement credit facility, HSBC agrees to cooperate in negotiating, and to enter into, a reasonable intercreditor agreement with such replacement lender, provided that the replacement lender is acceptable to HSBC.

*The next page is a signature page*

IN WITNESS WHEREOF, the parties have executed this Consignment Agreement as of the day and year first above written.

WITNESS:	QUALITY GOLD, INC.

/s/ Dennis Horn	By:	/s/ Michael Langhammer
Name: Michael Langhammer
Title: CEO

MTM, INC.

/s/ Dennis Horn	By:	/s/ Michael Langhammer
Name: Michael Langhammer
Title: Vice President

HSBC BANK NATIONAL ASSOCIATION

By:	/s/ A. Marinaro
Name: A. Marinaro
Title: V. P.

EXHIBIT A

500 Quality Boulevard

Fairfield, Ohio 45014

115 West 30th Street

New York, New York 10001-4010

_____________________, 2018

To:	HSBC Bank USA, National Association
452 Fifth Avenue
New York, New York 10018

Dear Sir or Madam:

In accordance with that certain Consignment Agreement dated the date hereof by and between QUALITY GOLD, INC., an Ohio corporation (“Quality Gold”) and MTM, INC., a Delaware corporation (“MTM”) (Quality Gold and MTM are hereinafter sometimes collectively referred to herein as the “Companies” and individually as a “Company”). and HSBC Bank USA, National Association, a bank organized under the laws of the United States (“HSBC”), the undersigned hereby designates the following persons as Authorized Representatives who are authorized by and on behalf of the undersigned (a) to transact consignment and purchase and sale transactions with HSBC under the Consignment Facility; (b) to request, and to roll over, Fixed Rate Consignments under the Consignment Facility; (c) to enter into Forward Contracts with HSBC under the Forward Contract Facility; and (d) generally to bind the undersigned in any and all transactions by and between HSBC and the Companies:

Name:                                          Title:

HSBC is hereby authorized to rely on this authorization until HSBC receives further written notice canceling or amending the foregoing.

Very truly yours,

QUALITY GOLD, INC.

By:

Name:
Title:

MTM, INC.

By:

Name:
Title:

EXHIBIT B

1.                  DEFINITIONS.

When used herein, capitalized terms used herein shall be defined as set forth in the Consignment Agreement, or if not defined in the Consignment Agreement, as follows:

1.1.            “Companies’ Account” means the demand deposit account of the Companies at HSBC, which shall be charged for payments to be made by the Companies in accordance with the provisions of this Agreement.

1.2.            “Consignment Period” means the period beginning on the Drawdown Date and ending one (1) month, three (3) months, six (6) months, nine (9) months or twelve (12) months after such Drawdown Date (or such other period as HSBC and the Companies shall agree upon from time to time thereafter), as the Companies may select in its relevant notice pursuant to Paragraph 2.2 or 2.6 of this Exhibit B; provided, however. that, if such Consignment Period would otherwise end on a day which is not a London Banking Day, such Consignment Period shall end on the next following London Banking Day.

1.3.            “Consignment Request” shall have the meaning assigned by Paragraph 2.2(a) of this Exhibit B.

1.4.            “Counterparty” means the Person or Persons (including financial institutions) nominated by the Companies and approved by HSBC to receive book entry transfers of Precious Metal where no physical transfer of Precious Metal is contemplated.

1.5.            “Drawdown Date” means, with respect to the Consignment Facility, the date on which any consignment under the Consignment Facility is made or is to be made and the date on which any consignment under the Consignment Facility is rolled over in accordance with Paragraph 2.6 of this Exhibit B.

1.6.            “Fixed Consignment Fee” means a consignment fee determined in accordance with the provisions of Paragraph 2.5 of this Exhibit B.

1.7.            “Fixed Rate Consignment” means a consignment of Precious Metal by HSBC to the Companies under the Consignment Facility bearing a Fixed Consignment Fee.

2.                  CONSIGNMENT FACILITY.

2.1.            Consigned Precious Metal; Title; Insurance.

(a)               The commodities to be consigned to the Companies by HSBC under the Consignment Facility shall consist of Precious Metal as defined herein. EXCEPT FOR THE FINENESS OF THE PRECIOUS METAL AS SPECIFIED HEREIN, HSBC MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE GOODS CONSIGNED OR TO BE SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND HSBC HEREBY DISCLAIMS ALL SUCH WARRANTIES.

(b)               Title to Consigned Precious Metal shall remain in HSBC until Metals Payment has been made for such Consigned Precious Metal, whereupon title to such purchased Consigned Precious Metal shall pass to the Companies. The Companies hereby ratifies the filing of all financing statements and other documents as may be reasonably required by HSBC to evidence HSBC’s interests as consignor and secured party under the Uniform Commercial Code.

(c)               The Companies shall timely pay all license fees, assessments and sales, use, excise, property and other taxes now or hereafter imposed by any governmental body or authority with respect to the possession, use, sale, transfer, consignment, delivery or ownership of the Consigned Precious Metal.

(d)               The Precious Metal consigned pursuant to the Consignment Facility and governed by this Agreement shall be such quantity and form of Precious Metal as HSBC may confirm to the Companies from time to time. Precious Metal in the possession or control of the Companies, or Precious Metal held by a third party for the account of the Companies, shall constitute Consigned Precious Metal notwithstanding that (i) such Precious Metal is in alloyed form or is contained in raw materials, work-in-process or finished goods, (ii) such Precious Metal was delivered to, or credited to the account of, the Companies, by a third party in exchange for or in consideration of Precious Metal delivered by HSBC to such third party, (iii) such Precious Metal was sold by the Companies to HSBC and then consigned back to the Companies pursuant to this Agreement, or (iv) such Precious Metal is in the possession of or under the control of any person other than the Companies, including any refiner, customer of the Companies or bailee.

(e)               Immediately upon consignment of Precious Metal to the Companies by HSBC, the Companies shall insure the Consigned Precious Metal wherever located, including all Consigned Precious Metal which is in transit, in such amounts and by such insurers as may from time to time be reasonably required by HSBC, at all locations on an all risk form, including flood and earthquake and such other insurance (including but not limited to, fidelity insurance for all employees, including officers, if required by HSBC) as may from time to time be reasonably required by HSBC. All such insurance policies shall provide at least thirty (30) days’ prior written notice to HSBC of any cancellation or alteration thereof. At HSBC’s request, the Companies shall deliver to HSBC the certificate of an insurance company reasonably satisfactory and a true and complete copy of all insurance policies evidencing the satisfaction of the Companies’ insurance obligations hereunder and the inclusion of HSBC as additional insured and loss payee under any applicable policy as its interest may appear; provided, however, that HSBC shall be under no duty either to ascertain the existence of or to examine any such policy or certificate or to advise the Companies in the event such policy shall not comply with the requirements hereof. The Companies shall, as between HSBC and the Companies, accept all risk of loss to the Consigned Precious Metal in accordance with the provisions hereof until Metals Payment as hereinafter provided.

(f)                The Companies shall have the right to prepay the Consignment Facility Indebtedness at any time without premium or penalty, provided, however, any prepayment of a Fixed Rate Consignment on any day other than the last day of the Consignment Period with respect thereto shall be accompanied by the payment of all loss, costs and expenses due to HSBC under Paragraph 2.8 of this Exhibit B.

2.2.            Requests for Consignments.

(a)               Requests for delivery of Precious Metal to be held for consignment hereunder shall be made by an Authorized Representative to an authorized officer of HSBC by telephone or telecopier or online through the Evolve program (the “Consignment Request”). Each Consignment Request sent shall indicate:

(i)	the quantity, type and quality of the Precious Metal to be consigned;

(ii)	the Drawdown Date;

(iii)	the Consignment Period; and

(iv)	the Counterparty at which the Precious Metal will be credited.

(b)               HSBC is not obligated to accept any Consignment Request and may accept or reject a Consignment Request in its sole discretion. If HSBC accepts a Consignment Request, it may issue a written confirmation to the Companies confirming the consignment of Precious Metal to the Companies in accordance with the terms of such Consignment Request or as otherwise indicated on the confirmation, which shall state the Fixed Rate Consignment to apply to such consignment. The issuance of a confirmation by HSBC shall be deemed to be an acceptance by HSBC of the Consignment Request and the Fixed Rate Consignment and other information set forth in the same which shall be binding on the parties. All confirmations issued by HSBC shall be deemed to be accurate and shall be conclusively binding upon the Companies unless the Companies shall dispute such confirmation by written notice (giving the reasons therefor) to HSBC promptly but in no event later than within three (3) Business Days of receiving such confirmation. In the event of a dispute, HSBC’s electronic recording of the telephonic request shall be controlling.

(c)               Consignment Requests for Fixed Rate Consignments shall be delivered to HSBC by 12:00 noon (New York time) two (2) London Banking Days prior to the proposed Drawdown Date.

(d)               The Companies irrevocably authorize HSBC to make or cause to be made, at or about the time of the Drawdown Date of any consignment of Precious Metal or at the time of receipt of any Metals Payment, an appropriate notation on. HSBC’s books and records reflecting the making of such consignment of Precious Metal or (as the case may be) the receipt of Metals Payment for Consigned Precious Metal. The amount of the Consignment Facility Indebtedness set forth in HSBC’s books and records shall be prima facie evidence of the Consignment Facility Indebtedness owing and unpaid to HSBC, but the failure to record, or any error in so recording, any such amount on HSBC’s books and records shall not limit or otherwise affect the obligations of the Companies hereunder to make pay and perform their obligation under the Consignment Facility when due.

2.3.            Deliveries

(a)               For the purposes of this Agreement, “deliver” or “delivery” shall mean the crediting of Precious Metal by HSBC to a Counterparty.

(b)               When, in accordance with a Consignment Request, HSBC delivers Precious Metal by book entry to a Counterparty (i) by crediting the Companies’ account with such Counterparty, or (ii) by instructing such Counterparty to credit the account of a third party at such Counterparty, HSBC shall have no responsibility for the actions of such Counterparty or third party with respect to such book entry delivery of Precious Metal, and the Companies shall have no recourse to HSBC once HSBC has completed the delivery by book entry of the Precious Metal to such Counterparty in accordance with the Consignment Request. In further explanation, HSBC shall not be responsible if (i) the Counterparty fails to credit the Companies’ account or fails to give credit to the account of said third party, or (ii) if the Counterparty or the third party becomes insolvent. In any such event (i) the Companies shall look only to the Counterparty or third party (as applicable) for satisfaction of any claims, (ii) the Companies shall indemnify and hold HSBC harmless from any claim, liabilities or obligations with respect to such transfer, and (iii) the Companies shall be obligated to pay HSBC for the Precious Metal so transferred.

(c)               HSBC shall not physically deliver Precious Metal to the Companies hereunder for any reason or at any time and shall have no responsibility for the actions or inaction of any Counterparty.

(d)               In addition, the Companies may elect to sell Precious Metal to HSBC which HSBC may consign back to the Companies pursuant to the terms hereof and the same shall be deemed for all purposes to be Consigned Precious Metal and title to such Precious Metal shall immediately and without further action vest in HSBC. There shall be no requirement for Precious Metal to be physically delivered to the Companies by HSBC in order for such Precious Metal to be considered Consigned Precious Metal hereunder.

(e)               Accordingly, Precious Metal consigned pursuant to the Consignment Facility and governed by this Agreement shall be such quantity and type of Precious Metal as HSBC shall confirm to the Companies from time to time. Without limiting the generality of the foregoing, Precious Metal in the possession or control of the Companies, or Precious Metal held by a third party for the account of the Companies, shall constitute Consigned Precious Metal consigned pursuant to the Consignment Facility and title shall immediately and without further action vest in HSBC notwithstanding that (i) such Precious Metal is in alloyed form or is contained in raw materials, work-in-process, or finished goods, (ii) such Precious Metal was delivered to, or credited to the account of, and accepted by the Companies, by a third party in exchange for or in consideration of Precious Metal delivered by HSBC to such third party, (iii) such Precious Metal was sold by the Companies to HSBC and then consigned back to the Companies pursuant to this Agreement; or (iv) such Precious Metal was acquired by the Companies to replace Consigned Precious Metal which had been sold or otherwise transferred by the Companies.

2.4.            Purchases and Sales of Precious Metal; Payment.

(a)               Provided that no Event of Default (or condition with which the passage of time and/or the giving of notice may become an Event of Default) has occurred and is continuing, the Companies may elect to purchase Consigned Precious Metal at any time by notifying HSBC of its intention to do so at a reasonable time before (which shall be not less than thirty (30) minutes) the fix at which such Precious Metal is to be purchased. The Companies shall make a Metals Payment within two (2) Business Days for all Consigned Precious Metal so purchased (but HSBC may permit the Companies to pay prior to such time without premium or discount).

(b)               All Metals Payments shall be made without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. All Metals Payments shall be applied to the Obligations of the Companies to HSBC as it determines in its sole reasonable discretion. The Companies hereby authorize HSBC to charge the Companies’ Account at any time and from time to time for the purpose of making any Metals Payment which is at any time payable hereunder by the Companies.

(c)               Notwithstanding anything contained herein to the contrary, the Companies shall immediately make a Metals Payment for Consigned Precious Metal at the time the Consigned Precious Metal is lost or stolen or the occurrence of any event which causes HSBC’s or the Companies’ interest in the same to be deemed an “account” under applicable law.

(d)               Provided that no Event of Default (or condition with which the passage of time and/or the giving of notice may become an Event of Default) has occurred and is continuing and provided that after giving effect thereto the Consignment Facility Indebtedness does not exceed the Consignment Limit, the Companies may elect at any time, to sell Precious Metal to HSBC and to have HSBC consign such Precious Metal back to the Companies hereunder by notifying HSBC by telephone or telecopier or online through the Evolve program of its intention to do so within a reasonable time before the fix at which such sale will occur. HSBC shall pay for such purchased Precious Metal within two (2) Business Days of purchase by federal wire transfer, other customary form of cash payment acceptable to the parties or by credit to the Companies’ account at approved intermediaries. HSBC may make early payment if requested by the Companies and practicable at such market discount for early payment as quoted from time to time by HSBC. HSBC’s purchase price shall be at the applicable Value for such purchased Precious Metal less such market discounts as quoted from time to time by HSBC. The Companies shall timely pay and hold HSBC harmless for all third party charges in connection with all such sales.

(e)               Notwithstanding anything contained herein to the contrary, the Companies shall only be permitted to make a physical delivery of Precious Metal in payment of the Obligations with the prior written consent of HSBC. Any such physical delivery of Precious Metal to HSBC shall be (i) to a vault designated by HSBC, (ii) at the Companies’ expense and risk, (iii) in a form acceptable to HSBC at a location acceptable to HSBC subject to such market discounts as may be provided herein and, if required by HSBC, credited to the Companies’ Account only upon HSBC’s assaying the Value thereof.

2.5.            Consignment Fees.

(a)               During such time as Precious Metal is consigned to the Companies hereunder and until the same is withdrawn from consignment and paid for in full by the Companies as hereinafter provided, the Companies shall pay to HSBC a Fixed Consignment Fee which shall be computed as a percentage of the Value of such Consigned Precious Metal on the Drawdown Date. Each Fixed Consignment Fee shall be calculated for a certain specific quantity and form of Precious Metal consigned to the Companies for a certain specific Consignment Period at the rate per annum and in an amount set by HSBC. The quantity and form of Precious Metal and the Consignment Period shall be selected by the Companies, subject to acceptance by HSBC. Once the specific quantity and form of Precious Metal and the specific Consignment Period have been selected and the Fixed Consignment Fee determined, such selections shall be irrevocable and binding on the Companies and shall obligate the Companies to accept the consignment requested from HSBC in the amount, in t form and for the Consignment Period specified.

(b)               The Companies shall establish the Companies’ Account. Fixed Consignment Fees shall be accrued on a daily basis and paid by HSBC debiting the Companies’ Account on the last day of the applicable Consignment Period.

(c)               Subject to the terms and conditions hereinafter set forth, the Companies may not select a Consignment Period of more than one (1) Business Day if an Event of Default has occurred and is then continuing without HSBC’s prior consent.

(d)               Consignment fees shall be calculated on the basis of a 360-day year counting the actual number of days elapsed.

2.6.            Rolling Over of Fixed Rate Consignments.

Subject to the provisions hereof, a Fixed Rate Consignment may be rolled over upon the expiration of its Consignment Period by giving HSBC notice by telephone or telecopier or online through the Evolve program of the Companies’ decision to roll over an outstanding consignment at least two (2) London Banking Days prior to the day on which such election is effective; provided that no Fixed. Rate Consignment may be rolled over to a Fixed Rate Consignment with a Consignment Period of more than one (1) week when there has occurred an Event of Default hereunder without HSBC’s consent, but shall be automatically converted to a Fixed Rate Consignment with a Consignment Period of one (1) week on the last day of its Consignment Period. In connection with such notice, the Companies shall notify HSBC of any requested change in the Consignment Period for such Fixed Rate Consignment. Each such request shall be irrevocable by the Companies. In the event that the Companies does not notify HSBC of its election hereunder with respect to any Fixed Rate Consignment, such Fixed Rate Consignment shall be automatically rolled over to a Fixed Rate Consignment having a one (1) week Consignment Period at the end of the applicable Consignment Period.

2.7.            Illegality.

If (a) by reason of any Regulatory Change, HSBC determines that adequate and fair means do not or will not exist for determining Fixed Consignment Fees for Consignment Periods in excess of one (1) Business Day, (b) by reason of any Regulatory Change, HSBC becomes restricted in the amount which it may hold of a category of liabilities which includes Fixed Rate Consignments for Consignment Periods in excess of one (1) Business Day or a category of assets which includes obligations which are Fixed Rate Consignments for Consignment Periods in excess of one (1) Business Day, (c) by reason of any Regulatory Change, it shall be unlawful for HSBC to maintain a Fixed Rate Consignment having a Consignment Period in excess of one (1) Business Day, (d) in the exclusive judgment of HSBC, the Fixed Consignment Fees for Consignment Periods in excess of one (1) Business Day do not adequately reflect the cost to HSBC of making or maintaining the consignment of Precious Metal then, in any such case, any Fixed Rate Consignment having a Consignment Period in excess of one (1) Business Day shall be converted automatically to Fixed Rate Consignment having a Consignment Period of one (1) Business Day. If HSBC determines that because of a change in circumstances Fixed Rate Consignments having a Consignment Period in excess of one (1) Business Day are again available to the Companies hereunder, HSBC will so advise the Companies. The Companies shall promptly pay HSBC any additional amounts necessary to compensate HSBC for any costs incurred by HSBC in making any conversion in accordance with this Paragraph, including any interest or fees payable by HSBC to lenders of funds obtained by it in order to make or maintain Fixed Rate Consignments with a Consignment Period in excess of one (1) Business Day hereunder.

2.8.            Indemnity.

The Companies shall indemnify HSBC and hold HSBC harmless from and against any loss, cost or expense (including loss of anticipated profits) that HSBC sustains or incurs as a consequence of (a) default by the Companies in payment of any Fixed Rate Consignments as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the Consigned Precious Metal or the termination of the Consignment Facility pursuant to the terms of this Agreement), which expenses shall include any such loss or expense arising from interest or fees payable by HSBC to lenders of funds obtained by it in order to maintain Fixed Rate Consignments; (b) default by the Companies in taking a consignment or conversion after the Companies had given (or is deemed to have given) its request therefor; and (c) the purchase of Consigned Precious Metal bearing a Fixed Consignment Fee or the rollover of any Fixed Rate Consignment to a Fixed Rate Consignment with a different Consignment Period on a day that is not the last day of the applicable Consignment Period with respect thereto, including interest or fees payable by HSBC to lenders of funds obtained by it in order to maintain any such consignments.

2.9.            Liquidation of Fixed Rate Consignments.

(a)               Without limiting the applicability, if any, of any other provision of the U.S. Bankruptcy Code as amended (the “Bankruptcy Code”) (including without limitation Sections 362, 546, 556, and 560 thereof and the applicable definitions in Section 101 thereof), the parties acknowledge and agree that all transactions entered into hereunder will constitute “forward contracts” or “swap agreements” as defined in Section 101 of the Bankruptcy Code or “commodity contracts” as defined in Section 761 of the Bankruptcy Code, that the rights of the parties under Paragraph 9 of the Consignment Agreement will constitute contractual rights to liquidate transactions, that any margin or collateral provided under any margin, collateral, security, pledge, or similar agreement related hereto will constitute a “margin payment” as defined in Section 101 of the Bankruptcy Code, and that the parties are entities entitled to the rights under, and protections afforded by, Sections 362, 546, 556, and 560 of the Bankruptcy Code.

(b)               Each party agrees that the provisions of this Agreement supersede and replace in their entirety any requirements of law relating to adequate assurance of future performance, including without limitation Article 2 of the Uniform Commercial Code.

(c)               If an Event of Default has occurred and is continuing, HSBC shall be entitled to close-out and liquidate all, but not less than all, outstanding Fixed Rate Consignments (except to the extent that in the good faith opinion of HSBC certain of such Fixed Rate Consignments may not be closed-out and liquidated under applicable law or as provided below) (the date of such close-out, the “Close-Out Date”). Where such close-out and liquidation is to be effected, it shall be effected by closing out each outstanding Fixed Rate Consignment (including any such Fixed Rate Consignment which has not been performed and in respect of which the performance date is on or precedes the Close-Out Date) so that each such Fixed Rate Consignment is canceled, and HSBC shall calculate in good faith and in a commercially reasonable manner the aggregate termination amounts required to be paid by the Companies or HSBC, as the case may be, to the other party. Notwithstanding the foregoing, HSBC shall be entitled to close out less than all of the outstanding Fixed Rate Consignments if necessary in order to cause the Companies to be in compliance with Paragraph 2.2 of the Consignment Agreement.

2.10.        Late Fee.

If the entire amount of any required purchase price payment or any other payment under the Consignment Facility is not paid in full within ten (10) Business Days after the same is due, the Companies shall pay to HSBC, by bank wire to a bank of HSBC’s choice, a late fee equal to five percent (5%) of the required payment.

2.11.        Default Interest Rate.

Upon the occurrence of an Event of Default (whether or not HSBC has accelerated payment hereof), or after maturity or after judgment has been rendered hereon, the Companies’ right to select pricing options shall cease and the unpaid amount due hereunder shall, at the option of HSBC, bear a consignment fee at a rate which is four percent (4%) per annum greater than that which would otherwise be applicable.

2.12.        Additional Costs.

(a)               If, at any time, any Regulatory Change: (i) shall subject HSBC to any tax, duty or other charge with respect to this Agreement, except an income tax, based upon the charging and collecting of Fixed Consignment Fees for Consignment Periods in excess of one (1) Business Day, (ii) shall change the basis of taxation or payments to HSBC of the principal of or interest on the Obligations; (iii) shall result in the imposition, modification or deemed applicability of any reserve, special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, HSBC; or (iv) shall, because of the existence of this Agreement, affect the amount of capital required or expected to be maintained by HSBC, or any corporation controlling HSBC; upon demand then by HSBC, the Companies agree to pay to HSBC such additional amount or amounts as will compensate HSBC for such increased cost or reduction. Such payments shall be made on the first date for payment of consignment fees hereunder following the date of the demand by HSBC and on each such payment date thereafter or shall be paid promptly on demand if the Companies is not advised of the amount of such payment prior to any such payment date. Determinations by HSBC for purposes of this Paragraph of the effect of any Regulatory Change on its costs of making or maintaining the consignment and of the additional amounts required to compensate HSBC in respect thereof, shall be conclusive absent manifest error in calculation, provided that such determinations are made in good faith.

(b)               A certificate setting forth any additional amounts payable pursuant to this Paragraph 2.12 of this Exhibit B and a brief explanation of such amounts which are due, submitted by HSBC to the Companies, shall be prima facie evidence that such amounts are due and owing.

2.13.        1997 ISDA Bullion Definitions.

To the extent applicable, the provisions of this Agreement are subject to the 1997 ISDA Bullion Definitions (as published by the International Swaps and Derivatives Association, Inc.) which are hereby incorporated herein by reference. To the extent of any conflict between the provisions of this Agreement and the 1997 ISDA Bullion Definitions, the provisions of this Agreement shall prevail and govern.

EXHIBIT D

Approved On-Premises Locations

Lessor	Lessee	Address

QGC Land Holdings, LLC	QG, Inc.	500 & 530 Quality Blvd., Fairfield, OH 45014 (Headquarters)

HNDG, Inc.	MTM, Inc.	115 W 30th Street, New Yok, New York 90068

3575 Caheunga, LLP	Gold, LLC	3575 W. Cahuenga Blvd., Suite Angeles, CA 90068

EXHIBIT E

Permitted Liens

None

EXHIBIT F

Affiliates

Locations of Co-Borrowers/Guarantors

Co-Borrower/Guarantors	Address
Quality Gold, Inc.	500 Quality Blvd., Fairfield, OH 45014
MTM, Inc.	115 W 30th Street, New Yok, New York 90068
Gold, LLC	3575 W. Cahuenga Blvd., Suite 680 Los Angeles, CA 90068
Gold/Gold/Gold, Inc.	3575 W. Cahuenga Blvd., Suite 680 Los Angeles, CA 90068
LogoArt, LLC	500 Quality Blvd., Fairfield, OH 45014
QGM, LLC	500 Quality Blvd., Fairfield, OH 45014
QG Refining, LLC	500 Quality Blvd., Fairfield, OH 45014
J&M Group Holdings, Inc.	500 Quality Blvd., Fairfield, OH 45014

Subsidiaries of Co-Borrowers/Guarantors

Name	Subsidiary	Equity Interest
Quality Gold, Inc.	Gold Limited Liability Company	75.1%

Gold Limited Liability Company	Gold/Gold/Gold, Inc.	100.00%

QGM, LLC	Logo Art. LLC	100.0%
	QG Refining, LLC	100.0%

J&M Group Holdings, Inc.	J&M Group Holdings Italy, LLC	100.0%
	QGC Importers, ULC	100.0%
	QG Technologies, LLP	100.0%
	QGM India, LLP	100.0%

J&M Group Holdings Italy, LLC	Qualita Aretina SRL	49.0%